Exhibit 10.8

EXECUTION VERSION
CONFIDENTIAL

AMENDED AND RESTATED LICENSE AGREEMENT

by and among

SpringWorks Subsidiary 2, Inc.,

Pfizer Inc.,

Pfizer Products Inc.

and, solely for purposes of Article 11 and Sections 3.2 and 3.3 hereof,

SpringWorks Therapeutics, Inc.,

as of July 31, 2019

TABLE OF CONTENTS

1.	Definitions.		1
	1.1	Definitions.	1
	1.2	Interpretation.	14
2.	License Grant.		15
	2.1	License Grants.	15
	2.2	Sublicense Rights.	15
	2.3	Retained Rights.	16
	2.4	Residuals.	16
	2.5	No Additional Rights.	17
	2.6	Right of First Negotiation.	17
	2.7	365(n) Rights.	18
	2.8	Exclusivity.	19
3.	Transfer Activities.		19
	3.1	Transfer Activities Schedules.	19
	3.2	Compassionate Use and IIRs.	19
	3.3	Transition and Assignment Agreements.	20
	3.4	Terminated Agreements and MTAs.	20
4.	Development; Commercialization; Manufacturing.		20
	4.1	General.	20
	4.2	Diligence.	20
	4.3	Regulatory Filings.	21
	4.4	Progress Reporting.	21
	4.5	CROs and CMOs.	21
	4.6	Development Plan.	21
	4.7	Pharmacovigilance Agreement.	22
	4.8	Joint Development Committee.	22
5.	Payment Terms.		23
	5.1	Transfer Activities Payments.	23
	5.2	Development Milestone Payments.	23
	5.3	Sales Milestone Payments.	24
	5.4	Royalty Payments.	25
	5.5	Royalty Deductions.	26
	5.6	Transaction Completion Payment.	27
	5.7	Other Payments.	27
	5.8	Late Payments.	27
	5.9	Currency.	28
	5.10	Method of Payment.	28
	5.11	Taxes.	28
	5.12	Royalty Reconciliation.	29
6.	Records; Audit Rights.		29
	6.1	Relevant Records.	29
	6.2	Audit Request.	30
	6.3	Audit Fees and Expenses.	30
	6.4	Payment of Deficiency.	30
7.	Intellectual Property Rights.		30

	7.1	Pre-existing IP.	30
	7.2	Developed IP.	30
	7.3	Inactive Patents.	31
	7.4	Patent Prosecution of Licensed Patent Rights.	31
	7.5	Listing in Orange Book.	32
8.	Infringement; Misappropriation.		32
	8.1	Notification.	32
	8.2	Infringement Action.	33
9.	Confidentiality.		34
	9.1	Definition.	34
	9.2	Obligations.	34
	9.3	Exceptions.	34
	9.4	Right to Injunctive Relief.	35
	9.5	Ongoing Obligation for Confidentiality.	35
10.	Representations, Warranties and Covenants.		35
	10.1	Representations and Warranties by Each Party.	35
	10.2	Representations and Warranties by Pfizer.	36
	10.3	Representations, Warranties and Covenants by Licensee.	38
	10.4	Representations, Warranties and Covenants related to Compliance Laws.	38
	10.5	No Action Required Which Would Violate Law.	39
	10.6	No Other Warranties.	39
11.	Indemnification.		39
	11.1	Indemnification by Licensee.	39
	11.2	Indemnification by Pfizer.	40
	11.3	Indemnification Procedure.	40
12.	Limitation of Liability.		41
	12.1	Consequential Damages Waiver.	41
	12.2	Liability Cap.	41
13.	Term; Termination.		41
	13.1	Term.	41
	13.2	Termination for Cause.	41
	13.3	Termination for a Bankruptcy Event.	42
	13.4	Termination for Convenience.	42
	13.5	Effects of Termination.	42
	13.6	Survival.	45
14.	Publicity; Publications.		46
	14.1	Use of Names.	46
	14.2	Press Releases.	46
	14.3	Publications.	46
15.	Licensee Insurance.		47
	15.1	Insurance Requirements.	47
	15.2	Policy Notification.	47
16.	Dispute Resolution.		47
	16.1	Arbitration.	47
	16.2	No Trial By Jury.	48
17.	General Provisions.		48

17.1	Assignment.	48
17.2	Severability.	49
17.3	Governing Law.	49
17.4	Force Majeure.	49
17.5	Waivers and Amendments.	49
17.6	Relationship of the Parties.	50
17.7	Successors and Assigns.	50
17.8	Notices.	50
17.9	Further Assurances.	51
17.10	No Third Party Beneficiary Rights.	51
17.11	Entire Agreement.	52
17.12	Counterparts.	52
17.13	Cumulative Remedies.	52
17.14	Waiver of Rule of Construction.	52

List of Schedules

Schedule A - Compound

Schedule B - Knowledge

Schedule C - Licensed Know How

Schedule D - Transfer Activities

Schedule E - Licensed Patent Rights

Schedule F - Initial Development Plan

Schedule G - Exceptions

Schedule H - GMP Compound

Schedule I - IIRs

Schedule J - Wire Instructions

Schedule K - Schedule K Licensed Know-How

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is made effective as of the 31ST day of July, 2019 (the “Amendment Effective Date”), by and among SpringWorks Subsidiary 2, Inc., a corporation organized and existing under the laws of Delaware with offices at 100 Washington Blvd., 5th Floor, Stamford, CT 06902 (“Licensee”), Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“Pfizer Inc.”), Pfizer Products Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“PPI” and, collectively with Pfizer Inc., “Pfizer”) and , solely with respect to Article 11 and Sections 3.2 and 3.3, SpringWorks Therapeutics, Inc., a Delaware corporation (“SpringWorks”). Licensee and Pfizer may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pfizer, Licensee and SpringWorks (as successor in interest to SpringWorks Therapeutics, LLC) previously entered into a License Agreement, dated as of August 18, 2017 (the “Original Agreement”), in connection with the formation and capitalization of SpringWorks;

WHEREAS, the Parties desire to amend the Original Agreement to clarify their respective rights and obligations with respect to certain Patent Rights that comprise or claim Know-How relevant to the Development, Manufacture or use of the Compound or any Product, including without limitation, Arising Patent Rights (as defined below) and jointly-owned Developed IP; and

WHEREAS, Licensee desires to obtain an exclusive license to the Arising Patent Rights under Section 2.1.1 of the Original Agreement and to clarify their respective rights and obligations with respect to jointly-owned Developed IP.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to amend and restate the Original Agreement as follows:

1.          Definitions.

1.1           Definitions.

“Accounting Standards” means, as applicable, United States Generally Accepted Accounting Principles or International Financial Reporting Standards, in each case consistently applied.

“Acquisition Program” is defined in Section 2.8.2.

“Active Cases” is defined in Section 10.2.1.

1

“Affiliate” means, with respect to a Party, any Person that, on the Effective Date or during the Term, controls, is controlled by (which Person is hereby defined to be a “Subsidiary” of such Party), or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity. Notwithstanding the foregoing, Pfizer and its Affiliates (other than Licensee-Related Persons) shall not be considered Affiliates of any Licensee-Related Person for purposes of this Agreement, and Licensee-Related Persons shall not be considered Affiliates of Pfizer and its Affiliates (other than Licensee-Related Persons) for purposes of this Agreement, where “Licensee-Related Persons” means Licensee, Licensee’s Subsidiaries, Licensee’s Parent, Licensee’s Parent’s Subsidiaries and any Person that becomes an Affiliate of Licensee after the Effective Date as a result of or following a Change of Control of Licensee or Licensee’s Parent.

“Agreement” is defined in the introduction to this Agreement.

“Amendment Effective Date” is defined in the introduction to this Agreement.

“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment, or ordinance of any Governmental Authority.

“Arising Patent Rights” means any Patent Rights that claim Know-How that is within the Licensed Know-How, which Know-How is described in Schedule K (which may be amended from time to time by agreement of the Parties), but which Patent Rights are, as of the Effective Date, not included within the Licensed Patent Rights. For avoidance of doubt: (i) Arising Patent Rights must claim Know-How that is within the Licensed Know-How but may also describe or claim other Know-How and (ii) Patent Rights that are included within Arising Patent Rights and also describe or claim Developed IP shall be, for all purposes under the Agreement, Arising Patent Rights and not Developed IP.

“Bankruptcy Code” is defined in Section 13.3.

“Bankruptcy Event” is defined in Section 13.3.

“Business Day” means any day other than (a) a Saturday, (b) a Sunday or (c) a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means each calendar year.

“Cell-Based Use” [***] .

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2

“Change of Control” means, with respect to a Party (or, where expressly set forth in this Agreement, the Parent of such Party), whether effected in a single transaction or a series of related transactions: (a) (i) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then- outstanding securities or other voting interests or (ii) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (or, if applicable, the Parent of such Party) pursuant to which more than fifty percent (50%) of the outstanding voting securities of such Party (or, if applicable, the Parent of such Party) would be converted into cash or securities of any other Person, that, in either case (i) or (ii), results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the Parent of such Party) immediately prior to such acquisition, merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such acquisition, merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer (other than the granting of a license or sublicense) of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; or (d) any sale, lease, exchange, contribution or other transfer (other than the granting of a license or sublicense) of all or substantially all the assets of such Party and its Subsidiaries taken as a whole to which this Agreement relates, other than the sale or disposition of such assets to an Affiliate of such Party.

“Claims” is defined in Section 11.1.

“Clinical Trial” means any experiment in which a drug is administered or dispensed to one or more human subjects, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IV Clinical Trial, bioequivalence study or bioavailability study.

“CMO” means a contract manufacturing organization.

“Co-Development Period” is defined in Section 4.8.1.

“Combination Product” means a product that includes or incorporates the Compound or any Product in combination with one (1) or more Other Active Ingredients (as defined in the definition of Net Sales), whether the Compound or Product(s), on the one hand, and such Other Active Ingredients, on the other hand, are formulated or packaged together.

“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product, or have any of the foregoing done on the relevant Person’s behalf. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product in or for a particular country, that level of efforts and resources commonly dedicated by a similarly situated company (whether or not a public benefit corporation) in the research-based pharmaceutical industry to the Development or Commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle in or for such country, in each case taking into account issues of access to reasonably necessary Know-How (as identified in Schedule C), safety and efficacy, product profile, the proprietary position, the then- current competitive environment for such product, the likely timing of such product’s entry into the market, the regulatory environment and the status of such product, the reimbursement and pricing environment, and other relevant scientific, technical and commercial factors.

3

“Compliance Laws” is defined in Section 10.4.

“Compound” means Pfizer’s proprietary gamma secretase inhibitor known as “PF03084014,” with the chemical structure set forth on Schedule A, and any salt, solvate, hydrate, stereoisomer, prodrug, metabolite, isomer (including optical, enantiomeric, diastereoisomeric, geometric or tautomeric), polymorph, crystalline form, or any other form thereof.

“Confidential Information” is defined in Section 9.1.

“Continuation Product” means any Product that, as of the date of termination of this Agreement, is in a Clinical Trial, is the subject of an NDA filing or has been sold in a First Commercial Sale, mutatis mutandis, as described in the table set forth in Section 13.5.2(b).

“Continuation Product Royalty Term” means, with respect to a Continuation Product in a country in the Territory, the period commencing on the First Commercial Sale, mutatis mutandis, of such Continuation Product in such country, and expiring upon the latest to occur of: (a) ten (10) years following the date of such First Commercial Sale of such Continuation Product in such country; (b) the expiration of all regulatory or data exclusivity granted by an applicable Governmental Authority for such Continuation Product in such country; or (c) the date upon which the Manufacture, use, sale, offer for sale or importation of such Continuation Product in such country would no longer infringe, but for the license granted herein, a Valid Claim, mutatis mutandis, of a Licensed Patent Right or Patent Right in Developed IP that is licensed to Pfizer pursuant to Section 13.5.2(b)(ii).

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license (other than any license granted pursuant to this Agreement) or otherwise) of a Party (or, as set forth herein, any of its Affiliates) to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party, in each case without breaching the terms of any agreement with a Third Party.

“CRO” means a contract research organization.

“Develop” or “Development” means to conduct any research or development activities with respect to a compound or product (including activities to import a compound or product for such purpose or to obtain Regulatory Approval for such compound or product), or to have any of the foregoing done on the relevant Person’s behalf.

“Developed IP” means any Intellectual Property Rights that are conceived or reduced to practice, or otherwise created or developed, by or on behalf of a Party, its Affiliates or sublicensees, alone or together with one or more Third Parties, during the Term in connection with the Development, Manufacture, or use of the Compound or any Product.

“Development Exclusion” is defined in Section 2.3.

4

“Development Milestone” is defined in Section 5.2.

“Development Milestone Payment” is defined in Section 5.2.

“Development Plan” is defined in Section 4.6.

“Disputes” is defined in Section 16.1.1.

“Effective Date” is August 18, 2017, the effective date of the Original Agreement.

“Election Notice” is defined in Section 7.4.3.

“Enabling Know-How” means any Know-How, other than the Licensed Know-How, that (a) is Controlled by Pfizer or any Existing Pfizer Affiliates as of the Effective Date that is necessary for Licensee to (i) Exploit the Compound, and any Product, in the form in which it existed as of the Effective Date, in Field 1 within the Territory and (ii) use, have used, research, Develop, have Developed, Manufacture, have Manufactured, distribute, have distributed, import, have imported, export or have exported, in each case, for purposes other than the commercialization of the Compound or any Product, (but, for clarity, not to Manufacture, have Manufactured, market, have marketed, promote, have promoted, distribute, have distributed, import, have imported, export, have exported, offer for sale, have offered for sale, sell or have sold for the commercialization of the Compound or any Product) the Compound, or any Product, in the form which it existed as of the Effective Date, in Field 2 within the Territory, and (b) is provided to Licensee or any of its Affiliates by Pfizer or any of its Affiliates.

“Enabling Patent Rights” means any Patent Rights, other than the Licensed Patent Rights and Patent Rights in Developed IP, that are Controlled by Pfizer or any Existing Pfizer Affiliates as of the Effective Date that are necessary for Licensee to (a) Exploit the Compound, or any Product, in the form in which it existed as of the Effective Date, in Field 1 within the Territory and (a) use, have used, research, Develop, have Developed, Manufacture, have Manufactured, distribute, have distributed, import, have imported, export or have exported, in each case, for purposes other than the commercialization of the Compound or any Product, (but, for clarity, not to Manufacture, have Manufactured, market, have marketed, promote, have promoted, distribute, have distributed, import, have imported, export, have exported, offer for sale, have offered for sale, sell or have sold for the commercialization of the Compound or any Product) the Compound, or any Product, in the form which it existed as of the Effective Date, in Field 2 within the Territory. For clarity, the Enabling Patent Rights are not considered Licensed Patent Rights for purposes of the prosecution, enforcement or Royalty provisions of this Agreement.

“EU” means the member states of the European Union, as constituted from time to time.

“Existing Pfizer Affiliates” means the Affiliates of Pfizer existing as of the Effective Date.

“Exploit” means to use, have used, research, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

5

“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

“Field 1” means the treatment, diagnosis, or prevention of disease in humans or animals for all purposes other than Field 2 and [***].

“Field 2” means the treatment, diagnosis, or prevention of Alzheimer’s Disease, breast cancer and prostate cancer. For clarity, Field 2 does not include [***].

“Fields” means Field 1 and Field 2.

“Final Royalty Payment” is defined in Section 5.12.

“Final Royalty Report” is defined in Section 5.12.

“First Commercial Sale” means, with respect to a Product and a country in the Territory, the first sale of such Product by Licensee or Licensee’s Affiliate or sublicensee to a Third Party in such country following receipt of Regulatory Approval for such Product in such country.

“Force Majeure Event” is defined in Section 17.4.

“Generic Competition” means, with respect to a particular country in the Territory, when the Generic Products have, in the aggregate, achieved more than [***] of the market share in such country by unit volume of combined unit sales of all Products and all Generic Products.

“Generic Product” means, with respect to a particular country in the Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party not authorized by Licensee, (b) receives Regulatory Approval (with or without pricing or reimbursement approval) in such country in full or partial reliance on the Regulatory Approval (but not necessarily pricing or reimbursement approval) of a Product, and (c) is determined by a Regulatory Authority to be therapeutically equivalent to and substitutable with a Product, it being acknowledged that the foregoing standard is intended to be consistent with the standard set forth in the introduction to the “Orange Book,” as amended from time to time, or any analogous or comparable standard in any country outside of the United States. For avoidance of doubt, in the United States, a “Generic Product” as defined herein includes one approved under Section 505(j) of the Federal Food Drug and Cosmetic Act, as supplemented or amended.

“Good Manufacturing Practice” or “GMP” means the regulatory requirements for current good manufacturing practices for pharmaceuticals promulgated by the FDA, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the Regulatory Authorities of the EU and other organizations and Governmental Authorities in countries in which any Product is intended to be manufactured or sold, to the extent such standards are not less stringent than United States GMP; provided that a Party shall not be held to any standards required by countries outside the United States and EU unless such standards have been specifically identified and approved for implementation by the mutual written agreement of the Parties.

“Government Official” is defined in Section 10.4.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6

“Governmental Authority” means any United States federal, state or local organization or authority, or any foreign government or any political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

“IIRs” means the Investigator Initiated Research Agreements for the Product in effect as of the Effective Date, set forth on Schedule I.

“Inactive Case” is defined in Section 7.3.

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of any Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

“Indemnitee” is defined in Section 11.3.

“Indemnitor” is defined in Section 11.3.

“Initial Period” is defined in Section 7.4.1.

“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

“IPO” means an initial public offering of stock.

“Joint Development Committee” or “JDC” is defined in Section 4.8.1.

“Know-How” means any invention, discovery, development, data, information, process, method, tangible material, technique, or other know-how, whether or not patentable.

“Knowledge” means the actual knowledge of the individuals listed on Schedule B, but is not meant to require or imply that any inquiry or investigation has been undertaken or that any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) has been conducted or opinion of counsel obtained.

“License Agreements” means, collectively, (a) this Agreement, (b) the License Agreement by and among SpringWorks Subsidiary 3, Inc., Warner-Lambert Company LLC, Pfizer Inc. and SpringWorks, dated as of the Effective Date, (c) the License Agreement by and among SpringWorks Subsidiary 1, Inc. (“FAAH Subsidiary”), Pfizer Inc., PPI and SpringWorks, dated as of October 3, 2017 (the “FAAH Agreement) and (d) the License Agreement by and among SpringWorks Subsidiary 4, Inc. (“Senicapoc Subsidiary”), Pfizer Inc., Pfizer Research (NC) and SpringWorks, dated as of October 3, 2017 (the “Senicapoc Agreement”).

7

“License Request” is defined in Section 13.5.2(b)(ii).

“Licensed Know-How” means all Know-How that is (a) Controlled by Pfizer or any Existing Pfizer Affiliates as of the Effective Date and (i) listed in Schedule C, or (ii) required to be transferred by Pfizer to Licensee in accordance with Schedule D or (b) Controlled by Pfizer or any of its Affiliates as of the Effective Date or during the Term and is otherwise provided or made available to Licensee by Pfizer’s Strategic Operations team via Pfizer’s secure file sharing. For avoidance of doubt, Licensed Know-How also includes the Know-How Controlled by Pfizer or any Existing Pfizer Affiliate as of the Effective Date described in Schedule K.

“Licensed Patent Rights” means (a) the Patent Rights listed on Schedule E, (b) all divisionals, continuations, and continuations-in-part that claim priority to the patent applications described in subsection (a) or the patent applications from which the patents described in subsection (a) issued, (c) all patents that have issued or in the future issue from any of the foregoing patent applications in subsections (a) and (b), including utility, model and design patents and certificates of invention, (d) any patents-of-addition, re-examinations, reissues, renewals, extensions or restorations of any of the foregoing, and (e) any foreign counterparts or equivalents of any of the foregoing. For clarity, each Inactive Case that is included in Schedule E shall be included in the Licensed Patent Rights to the extent they are in force as of the Effective Date or can be and are revived and maintained by Licensee in accordance with this Agreement. All Arising Patent Rights are hereby deemed to constitute part of the Licensed Patent Rights for all purposes under this Agreement, including the licenses granted in Section 2.1 and the payment obligations in Article 5, but excluding for purposes of the representations and warranties made under Article 10. Schedule E shall be updated from time-to-time during the Term by Licensee to include patent applications within the Arising Patent Rights.

“Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

“Licensee” is defined in the introduction to this Agreement.

“Licensee Developed IP” means Developed IP Controlled by Licensee during the Term (other than the Pfizer Developed IP that is licensed to Licensee under Section 2.1).

“Licensee Indemnitees” is defined in Section 11.2.

“Major Market” means each of the following countries: [***].

“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing with respect to, release, ship or store a compound or product or any component thereof, or have any of the foregoing done on the relevant Person’s behalf. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

“Marginal Royalty Rate” means the tiered royalty rates set forth in Section 5.4.

“Material New Information” means any statistically significant or material data or information relating to an applicable Product and resulting from the completion of a Clinical Trial in the Fields, that would increase the probability that such Product would be further Developed or receive Regulatory Approval.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8

“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

“Negotiation Period” is defined in Section 2.6.3.

“Net Sales” means, with respect to all Products distributed or sold in the Territory to Third Parties by Licensee, its Affiliates and sublicensees, the gross amount invoiced for sales of such Products in the Territory, less in each case (a) sales returns, credits or allowances actually paid, granted or accrued, including trade, quantity and cash discounts, other adjustments, including those granted on account of price adjustments, returns, rebates, chargebacks (including for spoiled, damaged, outdated, rejected or returned Product) or similar payments granted or given to wholesalers or other institutions; (b) adjustments arising from consumer discount programs or other similar programs; (c) customs or excise duties, value-added taxes, sales taxes, consumption taxes, or other taxes (except taxes on net income) or duties relating to sales, or any payment in respect of sales provided such duties or taxes are recorded in gross sales; (d) any payment in respect of sales to the United States government, any state government or any foreign government or to any other Governmental Authority, or with respect to any government subsidized program or managed- care organization, including that portion of the annual fee paid under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 11-48) that Licensee or its Affiliates or sublicensees reasonably allocate on a pro rata basis to the sales of Products in accordance with the standard practices of Licensee or its applicable Affiliate or sublicensee as consistently applied across its respective products; (e) actual freight, shipping, handling and insurance costs up to [***] of Net Sales; (f) discounts or rebates or other payments required by Applicable Law, including any governmental special medical assistance programs; (g) fee for service wholesaler fees and inventory management fees paid to Third Party wholesalers, including hospital buying group/group purchasing organization administration fees; and (h) amounts that are written off as uncollectible in accordance with the accounting procedures of Licensee or its applicable Affiliate or sublicensee, consistently applied, provided that Licensee, its Affiliate or sublicensee (as applicable) has made reasonable efforts to collect on such receivable, and provided, further, (1) that if such receivable shall thereafter be paid or otherwise satisfied, the amount thereof shall be added to Net Sales for the Calendar Quarter in which so paid or satisfied and (2) such deduction for uncollectible accounts does not exceed [***] of Net Sales. Net Sales shall be determined from the Licensee’s, or its applicable Affiliate’s or sublicensee’s, books and records maintained in accordance with Accounting Standards consistently applied.

Resales or sales of a Product made in good faith between or among Licensee, any of its Affiliates or any of its sublicensees shall not be included in the calculation of Net Sales, but the first sale thereafter to a Third Party (other than a sublicensee) shall be included the calculation of Net Sales.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9

If the Compound contained in a Combination Product is sold separately as a Product (a “Compound Product”) in such country and the other therapeutically active ingredients contained in the Combination Product (“Other Active Ingredient(s)”) are also sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Compound Product sold separately in the same formulation and dosage, and B is the average gross selling price in such country of such Other Active Ingredient(s) during the applicable Calendar Year.

If the Compound Product contained in the Combination Product is sold independently of the Other Active Ingredient(s) contained in the Combination Product in such country, but the average gross selling price of such Other Active Ingredient(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Compound Product sold independently and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

If the Other Active Ingredient(s) contained in the Combination Product are sold independently in such country, but there is no applicable Compound Product in such country (i.e., the Compound contained in the Combination Product is not sold separately as a Product in such country) or the average gross selling price of the applicable Compound Product in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the average gross selling price in such country of such Other Active Ingredient(s) and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

If there is no applicable Compound Product contained in the Combination Product and the Other Active Ingredient(s) contained in the Combination Product are not sold separately in such country, or the average gross selling price of neither such Compound Product nor such Other Active Ingredient(s) can be determined in such country, then Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties; provided, that if the Parties cannot reach mutual agreement prior to the end of an applicable accounting period, such matter shall be resolved in accordance with Section 16.1

“Parent” means (a) with respect to Licensee, any Person that, during the Term, ultimately controls Licensee (which, as of the Effective Date, is SpringWorks), and (b) with respect to Pfizer, any Person that, during the Term, ultimately controls Pfizer. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Licensee or Pfizer, as applicable, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of Licensee or Pfizer, as applicable, and, “ultimately control” means that the relevant Person itself is not controlled by another Person.

“Party” and “Parties” is defined in the introduction to this Agreement.

10

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-inpart and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

“Permitted Third Party Partner” means any academic or non-profit research institution, hospital, CRO, contract manufacturer, contract employee, consultant or any Third-Party performing services on behalf of Licensee.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority, or any other form of entity not specifically listed herein.

“Pfizer” is defined in the introduction to this Agreement.

“Pfizer Cap” is defined in Section 12.2.

“Pfizer Developed IP” means Developed IP Controlled by Pfizer or any of its Affiliates during the Term. For clarity, any Patent Rights included in the Pfizer Developed IP are not considered Licensed Patent Rights for purposes of the prosecution, enforcement or Royalty provisions of this Agreement.

“Pfizer Exercise Period” is defined in Section 2.6.2.

“Pfizer Inc.” is defined in the introduction to this Agreement.

“Pfizer Indemnitees” is defined in Section 11.1.

“Pfizer Notice of Exercise” is defined in Section 2.6.2.

“Pharmacovigilance Agreement” is defined in Section 4.7.

“Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation).

“Phase II Clinical Trial” means a clinical trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), to permit the design of further clinical trials.

11

“Phase III Clinical Trial” means a pivotal clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.

“Phase IV Clinical Trial” means a clinical trial to delineate additional information about a pharmaceutical product’s risks, benefits, and optimal use, in a manner that is generally consistent with 21 C.F.R. § 312.85.

“PPI” is defined in the introduction to this Agreement.

“Product” means a product that includes or incorporates the Compound, alone or in combination with one (1) or more other active agents. For clarity, multiple formulations (or combinations) that contain the same Compound would be deemed one (1) Product for purposes of any Royalty calculation under Section 5.4 or Section 13.5.2.

“Recipients” is defined in Section 9.2.

“Regulatory Approval” means, with respect to any Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction.

“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for any Product in the Territory.

“Regulatory Filings” means, with respect to any Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

“Relevant Records” is defined in Section 6.1.

“Residuals” is defined in Section 2.4.

“Review Period” is defined in Section 14.3.

“Royalties” is defined in Section 5.4.

“Royalty Term” means, with respect to a Product in a country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the latest to occur of: (a) ten (10) years following the date of First Commercial Sale of such Product in such country; (b) the expiration of all regulatory or data exclusivity granted by an applicable Governmental Authority for such Product in such country; or (c) the date upon which the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right.

“Sales Milestone” is defined in Section 5.3.

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“Sales Milestone Payment” is defined in Section 5.3.

“Significant Transaction” means an exclusive license, an exclusive distribution arrangement, an assignment, a sale, an exclusive promotion or co-promotion arrangement, or other transfer of all commercial rights to a Product in a Major Market. For the avoidance of doubt, a research and/or Development license without commercial rights (including rights granted to a Third Party CRO conducting Product-related research or Development services), the granting of license(s) to Manufacture any Product, and a non-exclusive distribution or promotional arrangement, or any other activity with an Affiliate or Permitted Third Party Partner, shall not be considered a Significant Transaction.

“Significant Transaction Offer Notice” is defined in Section 2.6.1.

“Tax Action” is defined in Section 5.11.2.

“Term” is defined in Section 13.1.

“Terminated Agreements and MTAs” is defined in Section 10.2.9.

“Territory” means anywhere in the world.

“Third Party” means any Person other than a Party or an Affiliate of a Party. For the avoidance of doubt, Licensee’s Parent is an Affiliate of Licensee.

“Third Party Acquirer” means a Third Party (a) that has purchased or otherwise controls the rights held by Licensee to the Licensed Technology, or (b) that acquires all or substantially all of the assets of Licensee.

“Third Party Infringement” is defined in Section 8.1.

“Third Party License” is defined in Section 5.5.2.

“Transaction” means (a) a Change of Control of Licensee, or (b) a transaction to (i) sublicense to a Third Party Acquirer the worldwide right to (A) Develop and Commercialize the Compound in Field 1 or (B) Develop the Compound in Field 2 or (ii) divest to a Third Party Acquirer all or substantially all of the assets of Licensee; provided, however, that any Change of Control of Licensee’s Parent shall not be considered a Transaction.

“Transaction Completion Payment” is defined in Section 5.6.1.

“TSA” is defined in Section 3.3.

“United States”, “US” or “U.S.” means the United States of America, including its districts, territories and possessions.

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“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealable or has not been appealed within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a pending patent application, (i) has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and (ii) with respect to any patent application for which Licensee has provided Pfizer an Election Notice pursuant to Section 7.4.3 and which Pfizer has elected to continue prosecuting, is not pending more than five (5) years after receipt by Pfizer of such Election Notice.

“VAT” is defined in Section 5.11.1.

1.2           Interpretation.

Except where the context requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to any gender, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes”, “including” and “e.g.” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (e) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

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2.          License Grant.

2.1         License Grants.

2.1.1 To Licensee.

(a)          Licensed Technology, Enabling Patent Rights, Enabling Know-How and Pfizer Developed IP. Subject to the terms and conditions of this Agreement, including Pfizer’s retained rights set forth in Section 2.3, Pfizer hereby grants to Licensee (a) an exclusive (even as to Pfizer and its Affiliates), sublicensable (subject to Section 2.2), royalty-bearing license under the Licensed Technology to (i) Exploit the Compound and Products in Field 1 within the Territory and (ii) use, have used, research, Develop, have Developed, Manufacture, have Manufactured, distribute, have distributed, import, have imported, export and have exported, in each case for purposes other than the commercialization of the Compound or any Product, (but, for clarity, not to Manufacture, have Manufactured, market, promote, distribute, have distributed, import, have imported, export, have exported, offer for sale, have offered for sale, sell or have sold for the commercialization of the Compound or any Product) the Compound and Products in Field 2 within the Territory, and (b) a non-exclusive, sublicensable (subject to Section 2.2), royalty-free, fully paid-up license under the Enabling Patent Rights, Enabling Know-How and Pfizer Developed IP to (i) Exploit the Compound and Products in Field 1 within the Territory and (ii) use, have used, research, Develop, have Developed, Manufacture, have Manufactured, distribute, have distributed, import, have imported, export and have exported, in each case for purposes other than the commercialization of the Compound or any Product (but, for clarity, not to Manufacture, have Manufactured, market, promote, distribute, have distributed, import, have imported, export, have exported, offer for sale, have offered for sale, sell or have sold for the commercialization of the Compound or any Product) the Compound and Products in Field 2 within the Territory.

(b)          Affiliates. To the extent any of the Licensed Technology, the Enabling Patent Rights, the Enabling Know-How or the Pfizer Developed IP are Controlled by an Affiliate of Pfizer, then promptly following the Effective Date, Pfizer shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1.

2.1.2 To Pfizer. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Pfizer a non-exclusive, sublicensable, royalty-free license under the Licensee Developed IP to [***] within the Territory. To the extent that any of the Licensee Developed IP is Controlled by an Affiliate of Licensee, then Licensee shall cause such Affiliate to take all necessary actions to give effect to the license granted under this Section 2.1.2.

2.2         Sublicense Rights.

2.2.1 Subject to this Section 2.2 and Section 2.6, Licensee may sublicense (directly or to authorize sublicenses through multiple tiers) or divest the rights granted to it by Pfizer under this Agreement during the Term to any of its Affiliates or to any Third Party without Pfizer’s approval.

2.2.2 All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement.

2.2.3 In no event shall any sublicense relieve Licensee of any of its obligations under this Agreement.

2.2.4 Licensee shall furnish to Pfizer a true and complete copy of each sublicense agreement entered into by Licensee with respect to the Licensed Technology and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.3           Retained Rights.

Subject to Section 2.8, Licensee acknowledges and agrees that (a) Pfizer retains (i) the right to Commercialize (including to Manufacture or have Manufactured for commercialization) the Compound or any Product in Field 2 in any jurisdiction within the Territory if Licensee or any of its Affiliates or sublicensees receives Regulatory Approval for the Compound or such Product, respectively, in Field 2 in such jurisdiction and (ii) the exclusive right to [***] within the Territory, and, in the case of (i) and (ii), including the right to sublicense or otherwise partner the foregoing retained rights to or with Third Parties, including fee-for-services services providers such as CROs, CMOs, and contract sales representatives to perform activities on Pfizer’s and its sublicensees’ and partners’ behalf, (b) Pfizer retains the right to make, have made, use and import the Compound and Products for Pfizer’s internal research purposes in the Fields; provided, that Pfizer shall not have the right to conduct any Clinical Trial administering the Compound or any Product in the Fields unless the applicable Product is commercially available and Pfizer conducts the applicable Clinical Trial using Product purchased through normal commercial channels (the “Development Exclusion”), (c) Pfizer is free to use the Licensed Patent Rights and Licensed Know-How for purposes other than those exclusively licensed to Licensee under this Agreement, and (d) Pfizer retains the right to permit Sigma Aldrich Co. or Pfizer’s other existing reagent suppliers to sell the Compound to any noncommercial entity (which would have the right to use such Compound), in each case in the form of non-GMP samples of the Compound in mg quantities solely as a research reagent.

Notwithstanding anything to the contrary in this Agreement, except for the Development Exclusion and except as set forth in Section 2.8, nothing in this Agreement shall be deemed to prevent or restrict in any way the ability of Pfizer or its Affiliates to conduct any activities in the Territory which would be permitted under any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available in law or in equity, if such activity were conducted by a Third Party (i.e., based on publicly available information, other than any such information that became public due to any breach by Pfizer of this Agreement, including any breach of Article 9). For the avoidance of doubt, except to the extent permitted in this Section 2.3, following the Effective Date, in no event shall Pfizer or any of its Affiliates enter into any agreement with any Third Party regarding, or otherwise permit the initiation of, any investigator- initiated Clinical Trial administering the Compound or any Product (other than for Cell-Based Use), unless Licensee has approved such activities in advance in writing. For the avoidance of doubt, Pfizer may conduct Clinical Trials to Develop or otherwise Exploit the Compound or any Product for Cell-Based Uses.

2.4           Residuals.

Subject to Section 2.8, Pfizer may use the Residuals resulting from Pfizer’s access to or work with the Product for any purpose other than (a) Exploiting the Compound or any Product in Field 1 (for the avoidance of doubt, excluding [***]) in the Territory during the Term and (b) Exploiting the Compound or any Product in Field 2 (for the avoidance of doubt, excluding Cell-Based Use) in the Territory during the Term in any manner other than that set forth in Section 2.3(a)(i); provided, however, that nothing in this Section 2.4 grants Pfizer any rights in or licenses to any Patent Rights Controlled by Licensee or any of its Affiliates or sublicensees. Licensee may use the Residuals for any purpose; provided, however, that nothing in this Section 2.4 grants Licensee any rights in or licenses to any Patent Rights Controlled by Pfizer or any of its Affiliates. As used herein, “Residuals” means information in non-tangible form which may be retained in the memories of the relevant Party’s employees or consultants who have had access to the Products or Licensed Know-How, including such information in the form of ideas, concepts, know-how or techniques.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.5          No Additional Rights.

Nothing in this Agreement shall be construed to confer any rights upon any Party by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of the other Party or its Affiliates, other than the rights in Licensed Technology, the Enabling Patent Rights, the Enabling Know-How, the Pfizer Developed IP and the Residuals expressly granted to Licensee herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology, Enabling Patent Rights, Enabling Know-How and Pfizer Developed IP.

2.6          Right of First Negotiation.

Subject to the terms and conditions of this Agreement, Licensee hereby grants to Pfizer an exclusive right of first offer to negotiate and enter into an agreement for a Significant Transaction, subject to the terms and conditions set forth in this Section 2.6, including Section 2.6.6.

2.6.1 Prior to entering into negotiations with a Third Party for a Significant Transaction for a Product in a Major Market, Licensee shall provide Pfizer with (a) written notice of the nature of the proposed Significant Transaction, (b) the Product and the Major Market (or Major Markets) for which the Significant Transaction is sought, and (c) a summary of the most recent material clinical data for the relevant Product within Licensee’s possession and control (such notice together with the related information, the “Significant Transaction Offer Notice”).

2.6.2 If Pfizer has a good faith desire to obtain rights to the Product in the Major Market (or Major Markets) as set forth in the Significant Transaction Offer Notice, then Pfizer may notify Licensee within twenty (20) days of the receipt of the Significant Transaction Offer Notice (the “Pfizer Exercise Period”) that it desires to enter into negotiations with respect to such Significant Transaction (the “Pfizer Notice of Exercise”).

2.6.3 If Pfizer provides the Pfizer Notice of Exercise to Licensee in accordance with Section 2.6.2, then (a) from and after the receipt of the Pfizer Notice of Exercise and for a continuous period of [***] thereafter (the “Negotiation Period”), the Parties will negotiate exclusively with each other with respect to such Significant Transaction in good faith and with the intent of entering into a mutually acceptable definitive, written agreement with respect to the Significant Transaction, and (b) if the Parties do not enter into a Significant Transaction within the Negotiation Period, then Licensee may negotiate and enter into a Significant Transaction with a Third Party for the Product and the Major Market (or Major Markets) set forth in the Significant Transaction Offer Notice; provided, that, for a period of nine (9) months from the expiration of the Negotiation Period, Licensee shall not enter into an agreement with a Third Party with respect to the applicable Product in the Major Market (or Major Markets) set forth in the Significant Transaction Offer Notice on economic terms and conditions that, when viewed as a whole, are less favorable to Licensee as compared to the terms and conditions in the last proposal submitted by Pfizer to Licensee with respect thereto during the Negotiation Period.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.6.4 If Pfizer does not provide the Pfizer Notice of Exercise to Licensee in accordance with Section 2.6.2, then Licensee may negotiate and enter into a Significant Transaction with a Third Party for the Product and the Major Market (or Major Markets) set forth in the Significant Transaction Offer Notice; provided, that, (a) if Licensee fails to enter into a Significant Transaction with a Third Party with respect to the applicable Product in one (1) or more of the applicable Major Markets within [***] after the expiration of the Pfizer Exercise Period, then Pfizer’s right of first negotiation pursuant to this Section 2.6 shall be reinstated with respect to a Significant Transaction for such Product for those applicable Major Markets for which Licensee had not entered into a Significant Transaction with a Third Party, or (b) if Material New Information becomes available relating to the applicable Product before Licensee enters into a Significant Transaction for such Product with a Third Party covering one or more of the Major Markets described in the Significant Transaction Offer Notice, then Pfizer’s right of first negotiation pursuant to this Section 2.6 shall be reinstated with respect to a Significant Transaction for such Product for those applicable Major Markets for which Licensee had not entered into a Significant Transaction with a Third Party.

2.6.5 The rights granted to Pfizer under this Section 2.6 shall terminate (a) in their entirety on the earliest of (i) an IPO of Licensee or its Parent, (ii) a sale of all or substantially all of the assets of Licensee that relate to the Products, (iii) a Change of Control of Licensee, or (iv) the first filing of an NDA for any Product in any Major Market, and (b) with respect to any Product in any Major Market, upon Licensee granting a Third Party a sublicense to Commercialize such Product in such Major Market in accordance with this Section 2.6.

2.6.6 For clarity, (a) nothing shall prevent Licensee or any of its Affiliates from negotiating or executing any confidentiality agreement or participating in general discussions (not focused on a Significant Transaction) with any prospective partner, investor, licensor, licensee or other Third Party, (b) Licensee shall have no obligation to provide Pfizer with (i) the identity of any Third Party or (ii) except (A) as required to be set forth in a Significant Transaction Offer Notice or (B) as required in discovery in the event of a dispute between the Parties as to whether Pfizer’s rights under this Section 2.6 have been triggered, any terms of any transaction negotiated with a Third Party, and (c) if Pfizer provides the Pfizer Notice of Exercise with respect to a Product and a Major Market, Pfizer shall have no more than one (1) opportunity to negotiate a Significant Transaction for such Product in such Major Market.

For the purposes of this Section 2.6 only, “Third Party” shall mean any Person other than (a) a Party or an Affiliate of a Party, or (b) a Permitted Third Party Partner.

2.7           365(n) Rights.

All rights granted under this Agreement by Pfizer are, for the purposes of Article 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 of the Bankruptcy Code. The Parties agree that Licensee will retain, and may fully exercise, all of its rights and elections as a licensee under the Bankruptcy Code.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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2.8          Exclusivity.

2.8.1 Subject to Section 2.8.2 and Section 2.8.3, for ten (10) years following the Effective Date, neither Pfizer nor any of its Affiliates shall, without the prior written consent of Licensee, conduct Clinical Trial of any compound that is a gamma secretase inhibitor, or any product that includes or incorporates a gamma secretase inhibitor, for the treatment, diagnosis or prevention of desmoid tumors.

2.8.2 If a Change of Control occurs with respect to Pfizer and a Third Party, or if Pfizer or any Existing Pfizer Affiliates acquires or merges with a Third Party, and such Third Party is, at the time of such Change in Control or acquisition or merger, conducting activities that would, if conducted by Pfizer or any of its Affiliates, cause Pfizer or one of its Affiliates to violate Section 2.8.1 or conducting studies in desmoid tumor animal models for the treatment, diagnosis or prevention of desmoid tumors with any compound that is a gamma secretase inhibitor (such activities, an “Acquisition Program”), then Pfizer and/or such Third Party once it is an Affiliate of Pfizer will be permitted to continue such Acquisition Program and such continuation will not constitute a violation of Section 2.8.1; provided that (a) no Licensed Technology is used in such Acquisition Program, (b) no Confidential Information of Licensee is used in such Acquisition Program and (c) neither the Compound nor any Product is used in such Acquisition Program. For purposes of this Section 2.8.2, the term “acquires” shall include an acquisition of the assets of a Third Party; provided, that the Acquisition Program does not constitute more than ten percent (10%) of the value of the assets acquired from the Third Party, and the assets acquired by Pfizer or its Existing Pfizer Affiliates from such Third Party constitute all the assets of such Third Party related to the Acquisition Program.

2.8.3 From and after the date on which a Change of Control occurs with respect to Licensee, if any, the obligations set forth in Section 2.8.1 shall no longer apply to Pfizer or its Affiliates.

3.          Transfer Activities.

3.1           Transfer Activities Schedules.

Schedule C and Schedule D sets forth the documentation, materials and other Know-How that Pfizer will transfer to Licensee, and Schedule D sets forth the personnel support to be provided by Pfizer, and related activities to be performed by the Parties with respect thereto.

3.2           Compassionate Use and IIRs.

Following the Effective Date until the execution of the TSA, the Parties agree that Pfizer and/or its Existing Pfizer Affiliates will be responsible for (a) administering the compassionate use program, including without limitation ensuring appropriate clinical supply of the Compound and/or Products for the program and using the current protocol therefor to determine whether or not to accept new compassionate use requests, for all compassionate use patients receiving the Product during such period, and (b) supporting and maintaining all IIRs in effect as of the Effective Date.

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3.3           Transition and Assignment Agreements.

Within thirty (30) days after the Effective Date, the Parties shall negotiate in good faith and execute (a) an assignment agreement between Pfizer (and/or one of its Existing Pfizer Affiliates), pursuant to which Pfizer and/or one of its Existing Pfizer Affiliates will assign to Licensee and Licensee will assume all agreements listed therein; (b) a transitional services agreement between Pfizer Inc. and SpringWorks, pursuant to which Pfizer Inc. will, consistent with its past practices, support the IIRs and administer the program of compassionate use as described therein (the “TSA”); and (c) a quality agreement between Pfizer and Licensee, which will govern the roles and responsibilities of the Parties with respect to GMP materials transferred to Licensee by Pfizer.

3.4           Terminated Agreements and MTAs.

Within sixty (60) days after the Effective Date, Pfizer shall use commercially reasonable efforts to identify and provide to Licensee all Terminated Agreements and MTAs that might limit any license right granted to Licensee or its Affiliates under this Agreement, including any nonexclusive rights granted that would impact the exclusive rights granted to Licensee hereunder.

4.          Development; Commercialization; Manufacturing.

4.1           General.

Subject to the terms of this Agreement, including Sections 2.3 and 4.2 and Article 3, Licensee shall have sole responsibility for the cost and expense of, and the sole authority over and control of, (a) the Development, Manufacture (except for any existing supply of the Compound transferred as part of the transfer activities set forth on Schedule D) and Regulatory Approval of the Compound and Products in the Fields (for the avoidance of doubt, excluding Cell Based Uses) in the Territory, and (b) the Commercialization of the Compound and Products in Field 1 in the Territory.

4.2           Diligence.

4.2.1 Development and Commercialization in the United States. Licensee shall, itself or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to (a) pursuant to the Development Plan, Develop and seek Regulatory Approval, including, as applicable, pricing and reimbursement approval, for at least one (1) Product in Field 1 in the United States, and (b) Commercialize each Product in Field 1 in the United States for which Licensee or its designated Affiliates or sublicensees have received Regulatory Approval, including pricing and reimbursement approval.

4.2.2 Development and Commercialization in Other Major Markets. If Licensee reasonably anticipates that a Product that has received Regulatory Approval in the United States in Field 1, including, as applicable, pricing and reimbursement approval, will receive reimbursement in any other Maj or Market in Field 1 at [***] or more of the United States price for such Product, then Licensee shall, itself or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to (a) pursuant to the Development Plan, Develop and seek Regulatory Approval, including pricing and reimbursement approval, for one (1) such Product in Field 1 in one (1) such other Major Market, and (b) if Licensee or its designated Affiliates or sublicensees have received Regulatory Approval, including pricing and reimbursement approval, for such Product in Field 1 in any such other Major Market, Commercialize such Product in Field 1 in any such other Major Market.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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4.3           Regulatory Filings.

In connection with its efforts to Develop the Product, Licensee shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Products. Upon the effective date of transfer of the Regulatory Filings, Licensee shall be responsible for maintaining at its sole expense such Regulatory Filings transferred to Licensee pursuant to Schedule D.

4.4           Progress Reporting.

During the Term, (a) at least ninety (90) days after the start of each Calendar Year, Licensee shall provide to Pfizer a report including (i) an update on the progress of Licensee’s Development and Commercialization activities, including key achievements and milestones reached (as reasonably determined by Licensee), in the prior Calendar Year and Clinical Trials that were conducted or in progress in such prior Calendar Year, and (ii) a summary of the planned Development and Commercialization activities for the current Calendar Year, including key achievements and milestones that are expected and studies planned; and (b) at least ninety (90) days prior to the start of each Calendar Year, Licensee shall provide to Pfizer a non-binding three (3) year forecast of payments that are anticipated to be made to Pfizer pursuant to Sections 5.2 and 5.3, which forecast shall be reported on a Calendar Quarter basis for the first year of such forecast and on a Calendar Year basis for the second and third years of such forecast.

4.5           CROs and CMOs.

Licensee may contract with Third Party CROs or CMOs to handle certain clinical Development or Manufacturing activities, in Licensee’s reasonable discretion, consistent with the then-current Development Plan. As between the Parties, all costs of such CROs or CMOs will be borne solely by Licensee. For clarity, Licensee shall not be required to obtain Pfizer’s consent for a sublicense to a CRO or CMO.

4.6           Development Plan.

Licensee will, itself or through its Affiliates or sublicensees, Develop and Commercialize the Compound and Products in Field 1, consistent with the terms and conditions set forth in this Section 4.6 and the development plan as set forth in Schedule F, as amended by Licensee pursuant to this Section 4.6 (the “Development Plan”). Each updated Development Plan shall include all Development and Commercialization activities, in a similar amount of detail as in the draft of the Development Plan set forth in Schedule F as of the Effective Date, that are reasonably anticipated to be undertaken by Licensee to advance the Compound or a Product. Licensee will provide Pfizer with an updated Development Plan once per Calendar Year. To the extent Licensee substantively changes the Development Plan, Licensee will provide Pfizer with such changed Development Plan within thirty (30) days of the occurrence of such substantive change. For purposes of this Section 4.6, a “substantive change” means only the following: (a) an increase or decrease of more than twenty percent (20%) in Licensee’s then-current Development or Commercialization activities budget; (b) an anticipated delay of more than three (3) months in any Development Milestone, as compared with the timeline set forth in the most recent version of the Development Plan received by Pfizer; (c) elimination of any country(ies) in which the Development or Commercialization activities are planned; and (d) the addition or deletion of an indication in the Fields that is being pursued under the Development Plan. The obligations set forth in this Section 4.6 shall expire on the First Commercial Sale of any Product in the U.S.; provided, however, that, if Licensee is required to obtain Regulatory Approval of such Product in a Major Market in accordance with Section 4.2.2, the obligations set forth in this Section 4.6 shall expire (other than with respect to the U.S.) with respect to such Product on the First Commercial Sale of such Product in the first Major Market (other than the U.S.).

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4.7          Pharmacovigilance Agreement.

Within three (3) months after the Effective Date, the Parties will in good faith negotiate and finalize a separate pharmacovigilance agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for exchanging information pertaining to safety reporting obligations observed in connection with the Compound and each Product.

4.8          Joint Development Committee.

4.8.1 Responsibilities. If, at any time during the Term, Pfizer desires to conduct Development activities with respect to the Compound or Product for [***] (any time when such Development activities are being conducted, the “Co-Development Period”), the Parties shall establish a committee (the “Joint Development Committee” or “JDC”) to provide a forum for the Parties to discuss the Development of the Compound and Products both inside and outside the Fields, including (a) Clinical Trials planned by either Party, and (b) the exchange of information relating to adverse events and safety issues that may arise during the course of such Development. The JDC shall continue to exist and meet in accordance with this Section 4.8 during the Co-Development Period.

4.8.2 Membership. The JDC shall be comprised of two (2) representatives (or such other number of representatives as the Parties may agree in writing) from each of Pfizer and Licensee. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party. Any member of the JDC may designate a substitute representative to attend and perform the functions of that member at any meeting of the JDC. Each Party may invite non-member representatives of such Party to attend meetings of the JDC; provided that there is a reasonable need for such non-member representative to attend a meeting based on the expected agenda for the meeting. Each Party shall subject its member and nonmember representatives to confidentiality obligations no less restrictive than the confidentiality obligations set forth in Article 9.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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4.8.3 Meetings. During the Co-Development Period, the JDC shall meet at least once each Calendar Quarter, and more or less frequently as the Parties mutually deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Meetings of the JDC may occur in person, by telephone or by video conference. Each Party shall bear all expenses it incurs in regards to participating in all meetings of the JDC.

4.8.4 Minutes. Unless otherwise agreed, the Parties will alternate responsibility for preparing and circulating draft minutes of each meeting of the JDC, including a summary description of the discussions at the meeting.

4.8.5 Decision-Making Authority. The Parties acknowledge and agree that the JDC is solely a forum for discussion between the Parties and that (a) Licensee retains sole decision-making authority with respect to the Compound and Products in the Fields in the Territory, in each case consistent with the license granted to Licensee in Section 2.1, and (b) Pfizer retains sole decision-making authority with respect to the Compound and Products for [***] and for any other uses for which Pfizer has retained rights as set forth in Section 2.3.

5.          Payment Terms.

5.1           Transfer Activities Payments.

In consideration of the transfer activities to be performed by Pfizer pursuant to Schedule D, Licensee shall pay to Pfizer the amounts set forth in Schedule D.

5.2           Development Milestone Payments.

In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the amounts set forth below following the first occurrence of each event described in the first column below by, as applicable, Licensee, any Affiliate of Licensee, any sublicensee of Licensee or any Third Party Acquirer (each such event, a “Development Milestone” and each payment, a “Development Milestone Payment”).

DEVELOPMENT MILESTONE (IN EACH CASE APPLICABLE ONLY TO THE FIRST PRODUCT TO ACHIEVE SUCH EVENT IN THE FIRST INDICATION IN THE FIELDS)	DEVELOPMENT MILESTONE PAYMENT IF THE RELEVANT DEVELOPMENT MILESTONE IS ACHIEVED BY LICENSEE’S PARENT, LICENSEE, OR ANY AFFILIATE OF LICENSEE	DEVELOPMENT MILESTONE PAYMENT IF THE RELEVANT DEVELOPMENT MILESTONE IS ACHIEVED BY A THIRD PARTY SUBLICENSEE OR BY A THIRD PARTY ACQUIRER (OTHER THAN SPRINGWORKS)
(1) [***]	U.S. $[***]	U.S. $[***]*
(2) First Commercial Sale of a Product [***] in the Fields **	U.S. $[***]***
(3) First Commercial Sale of a Product [***] in the Fields **	U.S. $[***]
(4) First Commercial Sale of a Product [***] in the Fields **	U.S. $[***]
(5) First Commercial Sale of a Product in [***] in the Fields **	U.S. $[***]

For the avoidance of doubt, each Development Milestone Payment shall be payable only once upon the first achievement of the applicable Development Milestone, regardless of the number of Products that achieve such Development Milestone or the number of indications for which such Development Milestone is achieved. The total amount payable with respect to these Development Milestones shall not exceed U.S. $22,500,000, or U.S. $28,000,000 if the Development Milestone in clause (1) above is achieved by a Third Party sublicensee or a Third Party Acquirer.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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* Such Development Milestone Payment shall only be payable if, prior to achieving this Development Milestone, a Third Party Acquirer sublicenses rights to Develop and, to the extent permissible under the license granted to Licensee in Section 2.1, Commercialize the Compound worldwide in the Fields or acquires all or substantially all of the assets of Licensee and (a) subsequently achieves this Development Milestone or (b) achieves the first to occur of a Development Milestone in row (2), (3), (4) or (5) above prior to (i) Licensee, any of its Affiliates, any of its sublicensees or any Third Party Acquirer dosing any patient in any Phase III Clinical Trial for a Product or (ii) Licensee filing the first NDA with respect to the first Product.

** The Development Milestone Payment corresponding to this Development Milestone shall be due on the one hundred eighty-first (181st) day after the First Commercial Sale of the applicable Product in the applicable jurisdiction.

*** Up to U.S. $5,000,000 of such Development Milestone Payment may be paid by Licensee in equity of Licensee, subject to mutual agreement of the Parties on the terms and conditions of the issuance of such equity to Pfizer.

Except as set forth above, each Development Milestone Payment shall be payable by Licensee within sixty (60) days after the achievement of the corresponding Development Milestone, and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 5.2.

5.3           Sales Milestone Payments.

In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the following one-time payments when aggregate Net Sales of Products in the Territory during a Calendar Year first reach the respective thresholds indicated below (each event in the first column below, a “Sales Milestone” and each payment, a “Sales Milestone Payment”).

SALES MILESTONE	SALES MILESTONE PAYMENT
Aggregate Net Sales during a Calendar Year first exceed U.S. $[***]	U.S. $[***]
Aggregate Net Sales during a Calendar Year first exceed U.S. $[***]	U.S. $[***]
Aggregate Net Sales during a Calendar Year first exceed U.S. $[***]	U.S. $[***]
Aggregate Net Sales during a Calendar Year first exceed U.S. $[***]	U.S. $[***]
Aggregate Net Sales during a Calendar Year first exceed U.S. $[***]	U.S. $[***]
Aggregate Net Sales during a Calendar Year first exceed U.S. $[***]	U.S. $[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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For the avoidance of doubt, each Sales Milestone Payment shall be paid only once upon the first achievement of the applicable Sales Milestone. The total amount payable with respect to these Sales Milestones shall not exceed U.S. $210,000,000.

If more than one (1) Sales Milestone is first achieved in a particular Calendar Year (e.g., aggregate Net Sales of Products in the Calendar Year after the First Commercial Sale of the first Product exceed U.S. $[***]), then all unpaid Sales Milestone Payments first achieved in such Calendar Year shall become payable.

Each Sales Milestone Payment shall be payable by Licensee within sixty (60) days after the end of the applicable Calendar Quarter in which cumulative Net Sales reach the applicable threshold, and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 5.3.

5.4           Royalty Payments.

Subject to Section 5.5, in consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer royalties in the amount of the Marginal Royalty Rates set forth below (each, a “Marginal Royalty Rate”) on the aggregate Net Sales resulting from the sale of Products in the Territory during each Calendar Year (collectively, “Royalties”).

NET SALES	MARGINAL ROYALTY RATE
Net Sales up to and including U.S. $[***] per Calendar Year	[***]	%
Net Sales above U.S. $[***] up to and including U.S. $[***] per Calendar Year	[***]	%
Net Sales above U.S. $[***] up to and including U.S. $[***] per Calendar Year	[***]	%
Net Sales above U.S. $[***] up to and including U.S. $[***] per Calendar Year	[***]	%
Net Sales above U.S. $[***] per Calendar Year	[***]	%

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of all Products in the Territory during a given Calendar Year that falls within the indicated range. For example, if, during a Calendar Year, aggregate Net Sales of a Product were equal to U.S. $[***], then the royalties payable by Licensee would be calculated by adding (a) the royalties with respect to the first $[***] at the first-tier percentage of [***] percent ([***]%), equal to U.S. $[***], and (b) the royalties with respect to the next U.S. $[***] at the second- tier percentage of [***] percent ([***]%), equal to U.S. $[***], for a total royalty of U.S. $[***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Subject to Section 5.12, Licensee shall pay to Pfizer the applicable Royalties within sixty (60) days following the expiration of each Calendar Quarter after the date of the First Commercial Sale of the relevant Product in any country in the Territory. Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in such country until the expiration of the Royalty Term for such Product in such country. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding the calculation of Net Sales of the applicable Products (including all deductions), calculation of any deductions applicable under Section 5.5, and all Royalties payable to Pfizer for the applicable Calendar Quarter (including any foreign exchange rates employed).

5.5          Royalty Deductions.

5.5.1 Expiration of Valid Claims and Exclusivity. If, on a country-by-country and Product-by-Product basis, the Royalty Term for such Product in such country is only being calculated under subsection (a) of the definition of Royalty Term (i.e., all regulatory and data exclusivity granted by an applicable Governmental Authority for such Product in such country has expired and the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right), then the Marginal Royalty Rates used to calculate Royalties with respect to such Product in such country shall by reduced by [***].

5.5.2 Third Party Licenses. Licensee, its Affiliates and sublicensees shall have the right to obtain a license under any Third Party Intellectual Property Rights that Licensee, or any of its Affiliates or sublicensees, deems reasonably necessary or useful in order to research, Develop, Manufacture, Commercialize (to the extent permissible under the license granted to Licensee in Section 2.1) or use any Product in any Field in the Territory (each such license, a “Third Party License”). Licensee, or its applicable Affiliate or sublicensee, shall pay all amounts due under Third Party Licenses; provided, that Licensee shall be entitled to reduce the Royalties due to Pfizer upon Net Sales of a Product by up to [***] of the total royalties paid by Licensee, or any of its Affiliates or sublicensees, to a Third Party with respect to such Product under any Third Party License.

5.5.3 Generic Competition. If at any time during the Royalty Term Generic Competition exists in a given country with respect to a Product, then the Marginal Royalty Rates used to calculate Royalties for such Product in such country shall be reduced by [***] for so long as such Generic Competition exists.

5.5.4 Maximum Deductions. Notwithstanding Sections 5.5.1, 5.5.2 and 5.5.3 to the contrary, under no circumstances shall the reductions set forth in this Section 5.5 cause (a) the total Royalties payable to Pfizer in any Calendar Quarter to be reduced by more than [***] ([***]%) of the amount that would otherwise be due without giving effect to this Section 5.5, or (b) the Marginal Royalty Rates used to calculate Royalties in any Calendar Quarter to be reduced by more than [***] ([***]%) of the rates set forth in Section 5.4 (i.e., [***]%, [***]%, [***]%, [***]% and [***]%, respectively).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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5.6          Transaction Completion Payment.

5.6.1 If, at any time prior to eighteen (18) months after the Effective Date, Licensee completes a Transaction, Licensee shall pay to Pfizer a one-time, non-refundable and non- creditable payment in the amount of the lesser of (a) [***] of the total consideration received by Licensee or its Affiliates with respect to the relevant Transaction, or (b) [***] U.S. Dollars (U.S. $[***]) (the “Transaction Completion Payment”).

5.6.2 For clarity, (a) should Licensee complete its IPO prior to the occurrence of the Change of Control of Licensee, no Transaction Completion Payment would be owed upon completion of such Change of Control or thereafter, and (b) the Transaction Completion Payment shall be payable no more than once.

5.6.3 Any Transaction Completion Payment shall be accompanied by a copy of any relevant documents necessary to allow Pfizer to confirm the accuracy of such payment.

5.6.4 For a Transaction Completion Payment due as a result of a Transaction covered by subsection (a) of the Transaction definition, Licensee or its Affiliate shall make such Transaction Completion Payment within sixty (60) days following the closing of Licensee’s Change of Control.

5.6.5 For a Transaction Completion Payment due as a result of a Transaction covered by subsection (b) of the Transaction definition, Licensee or its Affiliate shall make such Transaction Completion Payment within sixty (60) days following the receipt of the consideration payable in connection with such Transaction.

5.6.6 Licensee may credit against any Transaction Completion Payment [***] of any Development Milestone Payments or Sales Milestone Payments previously paid to Pfizer pursuant to Sections 5.2 and 5.3, up to [***] of the total of such Transaction Completion Payment.

5.7          Other Payments.

Except as otherwise set forth in this Agreement, each Party shall pay to the other Party any amounts due under this Agreement within sixty (60) days following receipt of an undisputed invoice.

5.8          Late Payments.

Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at (a) for the first three (3) incidents, three percent (3%) above the thirty (30) day U.S. Dollar LIBOR rate effective for the date such payment was due, as reported in the Wall Street Journal and (b) for all incidents after the first three (3) incidents, five percent (5%) above the thirty (30) day U.S. Dollar LIBOR rate effective for the date such payment was due, as reported in the Wall Street Journal. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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5.9          Currency.

Any payments under this Article 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars using the exchange rate mechanism generally applied by Licensee or its applicable Affiliate or sublicensee in preparing its audited financial statements for the applicable Calendar Quarter, provided that such mechanism is in compliance with Accounting Standards and verifiable from publicly available information.

5.10        Method of Payment.

All payments from Licensee to Pfizer shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth on Schedule J or such other bank account as designated by Pfizer in writing to Licensee at least thirty (30) days before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

5.11        Taxes.

5.11.1 General. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by Licensee to Pfizer pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Pfizer to the extent required by Applicable Law and such amounts payable to Pfizer shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Pfizer in accordance with this Agreement. To the extent that Licensee is required to deduct and withhold taxes on any payments under this Agreement, Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Pfizer to claim such payments of taxes. Pfizer shall provide any tax forms to Licensee that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

5.11.2 Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.11.2 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

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5.11.3 Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including IRS Forms W-9 and W-8BEN, reasonably requested by the other Party in connection with any payment made by Licensee to Pfizer under this Agreement.

5.12        Royalty Reconciliation.

On a Product-by-Product and country-by-country basis, with respect to Net Sales of such Product in such country in the final Calendar Quarter of the Royalty Term for such Product in such country, Licensee shall pay any royalties owed to Pfizer pursuant to Section 5.4, as adjusted by Section 5.5, for such Net Sales (each, a “Final Royalty Payment”) within one hundred twenty (120) days (such one hundred twenty (120) days inclusive of the sixty (60) days set forth in Section 5.4) after the end of the Royalty Term for such Product in such country, along with a final written report setting forth Licensee’s final calculation of Net Sales of such Product in such country during each of the final eight (8) Calendar Quarters of such Royalty Term (each, a “Final Royalty Report”). If such Final Royalty Report contains any corrections to the Net Sales previously reported by Licensee in any of such eight (8) Calendar Quarters then, to the extent that such corrections have not been previously addressed by Licensee or Pfizer, (a) if such corrections have, taken together, increased the reported Net Sales of such Product in such country, Licensee shall, simultaneously with providing such Final Royalty Report and Final Royalty Payment, pay to Pfizer the additional royalties that are due for such additional Net Sales pursuant to Section 5.4, as adjusted by Section 5.5, and (b) if such corrections have, taken together, decreased the reported Net Sales of such Product in such country, Licensee shall reduce such Final Royalty Payment by an amount equal to the excess royalties paid by Licensee to Pfizer for such excess Net Sales.

6.          Records; Audit Rights.

6.1          Relevant Records.

Licensee shall maintain accurate financial books and records created or received by Licensee pertaining to sale of the Products by Licensee, its Affiliates or sublicensees or any Transaction Completion Payment (collectively, “Relevant Records”). Licensee shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) seven (7) years following the date on which the relevant amounts were received or incurred.

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6.2           Audit Request.

Pfizer shall have the right during the Term and for twelve (12) months thereafter to engage, at its own expense, an independent auditor that is reasonably acceptable to Licensee and subject to a reasonable and customary confidentiality agreement with Licensee, to examine the Relevant Records from time-to-time, but no more frequently than once every twelve (12) months, as may be necessary to verify Licensee’s compliance with the provisions of Article 5 or any other payments described in this Agreement. Such audit shall be requested in writing at least ten (10) Business Days in advance, and shall be conducted during Licensee’s normal business hours, in the location where such Relevant Records are normally kept, and otherwise in a manner that minimizes any interference to Licensee’s business operations. No Relevant Record may be audited more than once nor more than seven (7) years following the date on which the relevant amounts were received or incurred. Pfizer shall provide to Licensee a copy of each audit report promptly following Pfizer’s receipt thereof.

6.3           Audit Fees and Expenses.

Pfizer shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Licensee of more than [***] as to the period subject to the audit, Licensee shall reimburse Pfizer for its reasonable and documented out-of-pocket costs and expenses of the audit within sixty (60) days after receiving invoices therefor.

6.4           Payment of Deficiency.

If any such audit establishes that Licensee underpaid any amounts due to Pfizer under this Agreement, then Licensee shall pay Pfizer any such deficiency within sixty (60) days after receipt of written notice thereof and the relevant audit report. For the avoidance of doubt, such underpayment will be considered a late payment, subject to Section 5.8. If any audit, whether or not conducted by Pfizer, establishes that Licensee overpaid any amounts due to Pfizer under this Agreement, then Licensee shall immediately offset all such excess payments against any outstanding or future amounts payable by Licensee to Pfizer under this Agreement until Licensee has received full credit for all such overpayments.

7.          Intellectual Property Rights.

7.1           Pre-existing IP.

Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned by, or licensed or sublicensed to, such Party prior to or independent of this Agreement.

7.2           Developed IP.

Ownership of any Developed IP shall be determined in accordance with Applicable Laws relating to inventorship set forth in U.S. patent laws. Each Party and its Affiliates retains the sole right to prepare, prosecute, and maintain Patent Rights included within any Developed IP owned by or licensed to such Party or its Affiliates; provided, however, that the Parties shall coordinate in good faith with respect to the preparation, prosecution and maintenance of Patent Rights included within any Developed IP owned jointly by Pfizer or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, and neither Party nor any of its Affiliates may prepare, prosecute or maintain any such Patent Right without the prior written consent of the other Party. Subject to the rights and licenses granted herein, each Party is entitled to practice jointly- owned Developed IP for all purposes on a worldwide basis, and to grant licenses and similar rights under and to its rights in such jointly-owned Developed IP without consent of and without a duty of accounting to the other Party. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, such jointly-owned Developed IP, throughout the world, necessary to provide the other Party with such rights of use and exploitation of such jointly-owned Developed IP, and will execute documents as necessary to accomplish the foregoing and as reasonably requested by the other Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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7.3          Inactive Patents.

With respect to any cases that are designated by Pfizer as “Inactive” in the column labeled “Status” in Schedule E (each, an “Inactive Case”): (a) such Inactive Cases may or may not be still in force or, if lapsed, may or may not be revivable, (b) notwithstanding anything herein to the contrary, Pfizer makes no representation or warranty with respect to the continued existence, status, revivability, validity or enforceability of such Inactive Cases and (c) Pfizer shall have no obligation to maintain or revive any such Inactive Case or expend any funds or substantial effort in connection therewith.

7.4          Patent Prosecution of Licensed Patent Rights.

7.4.1 Patent Prosecution and Maintenance. Subject to Pfizer’s rights set forth in Section 7.4.3 below, (a) until the earlier of (i) the six (6) month anniversary of the Effective Date and (ii) such time as Licensee provides Pfizer written notice that it desires to assume the activities under Section 7.4.1(b) (the “Initial Period”), Pfizer will continue to file, prosecute (including in connection with any reexaminations, oppositions, inter partes reviews and the like) and maintain the Active Cases in the Licensed Patent Rights in the Territory, in Pfizer’s name on behalf of Licensee and Licensee shall bear all of Pfizer’s reasonable and documented out-of-pocket expenses with respect to such filing, prosecution and maintenance, and (b) upon expiration of the Initial Period, (i) Licensee will control the filing, prosecuting (including in connection with any reexaminations, oppositions, inter partes reviews and the like) and maintaining of the Licensed Patent Rights (including, for avoidance of doubt, any Arising Patent Rights) in the Territory, in Pfizer’s name, at Licensee’s own cost and expense using qualified patent counsel, foreign agents and annuity service providers as necessary, in each case reasonably acceptable to Pfizer and (ii) Pfizer shall, and shall ensure that its patent counsel, foreign agents and annuity service providers promptly transfer all documentation related to the Licensed Patent Rights to Licensee or its applicable designee(s). Following the Initial Period and during the Term, Licensee will provide notice of any substitution of such counsel, foreign agents, or annuity service providers within thirty (30) days after such substitution. During the Initial Period, Pfizer will (y) promptly provide Licensee with a copy of all substantive communications relating to such Licensed Patent Rights that are received from any patent office or patent counsel of record or foreign associate and (z) allow Licensee a reasonable opportunity and reasonable time to review and comment on any proposed submissions to any patent office and implement any reasonable comments provided by Licensee to Pfizer. After the Initial Period, (A) before each patent application or other submission is filed, Licensee will provide Pfizer a reasonable opportunity to review and comment thereon and will reasonably consider any comments provided by Pfizer to Licensee, and (B) Licensee will keep Pfizer reasonably informed of the status of the Licensed Patent Rights by timely providing Pfizer copies of significant communications relating to such Licensed Patent Rights that are received from any patent office or patent counsel of record or foreign associate.

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7.4.2 Assistance. As reasonably requested by Licensee in writing, Pfizer shall cooperate, at Licensee’s expense for Pfizer’s reasonable and documented out-of-pocket expenses, (a) with Licensee’s activities in Section 7.4.1 and (b) in obtaining patent term adjustment, patent term restoration (whether or not under the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates, patent term extensions or any equivalent to the foregoing, with respect to the Licensed Patent Rights. For clarity, Licensee shall have the exclusive right, but not the obligation, to seek, in Pfizer’s name if so required, or require Pfizer to seek, any patent term adjustments, patent term restorations, patent term extensions, supplemental protection certificates and the like in any country in the Territory in relation to the Licensed Patent Rights and Pfizer shall cooperate in connection with all such activities.

7.4.3 Failure to Prosecute or Maintain. In the event Licensee elects to forego filing, prosecution, or maintenance of any of the Licensed Patent Rights in any country or region, Licensee shall notify Pfizer of such election at least forty-five (45) days prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, Pfizer shall be entitled, upon written notice to Licensee, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in such country or region in Pfizer’s name using counsel of its own choice and at its own expense, in which case the license granted in Section 2.1 with respect to such Patent Rights in such country or region shall continue as a non-exclusive license, subject to Licensee’s obligation to pay Royalties in accordance with Section 5.4.

7.4.4 Liability. To the extent Pfizer is obtaining, prosecuting or maintaining a Patent Right included in the Licensed Patent Rights, Pfizer, its Affiliates, employees, agents or representatives, shall not be liable to Licensee in respect of any act, omission, default or neglect on the part of Pfizer, or its Affiliates, employees, agents or representatives, in connection with such activities undertaken in good faith.

7.4.5 Patent Prosecution of Enabling Patent Rights. Pfizer retains the sole right to prepare, prosecute, and maintain the Enabling Patent Rights.

7.5          Listing in Orange Book.

Licensee shall have the right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for each Product in the FDA’s Orange Book, and under any similar or equivalent laws in other countries or jurisdictions; provided, however, that the Parties shall collaborate in good faith to determine whether any Enabling Patent Rights or Patent Rights included in the Pfizer Developed IP are required to be included in any such filings.

8.          Infringement; Misappropriation.

8.1           Notification.

Each Party will promptly notify the other Party in writing of any (a) actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Fields and in the Territory of which it becomes aware, including the filing of an Abbreviated New Drug Application under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively, or (b) declaratory judgment action against, or any other action claiming invalidity or unenforceability of, any Licensed Patent Right in the Territory, whether or not in connection with any infringement described in clause (a) (any of (a) or (b) constituting a “Third Party Infringement”).

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8.2          Infringement Action.

8.2.1 Right of First Enforcement.

(a)          Licensee, itself or through any of its Affiliates or sublicensees, shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement within the scope of its exclusive license (i.e., its license within the Fields) and may name Pfizer as a party for standing purposes. Pfizer shall cooperate with and join, at Licensee’s request and expense, any such action and has the right to join any such action, including retaining separate counsel, at Pfizer’s own expense. Prior to commencing any such action, Licensee shall consult with Pfizer and shall give due consideration to Pfizer’s timely recommendations regarding the proposed action. Licensee shall give Pfizer timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Pfizer, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights; (ii) give rise to liability of Pfizer or its Affiliates; (iii) admit non-infringement of any Licensed Patent Rights; or (iv) otherwise impair Pfizer’s rights in any Licensed Technology or this Agreement.

(b)          If Licensee does not, with respect to its first right of enforcement under Section 8.2.1(a), either (i) obtain agreement from the alleged infringer to desist or (ii) confirm to Pfizer in writing, by the earlier of (A) sixty (60) days following Licensee’s receipt of notice of the alleged infringement or (B) fifteen (15) days before the expiration date for filing an infringement action, that Licensee, or any of its Affiliates or sublicensees, will initiate an infringement action, then Pfizer shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense.

8.2.2 Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s (and Licensee’s Affiliates’ and sublicensees’, as applicable) costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by Pfizer, paid to) Licensee; provided, however, that (a) if Licensee’s negligence or intentional misconduct caused the applicable Third Party Infringement, then Pfizer shall be entitled to receive [***] of such remaining recoveries and (b) otherwise, Pfizer shall be entitled to a royalty on such remaining recoveries in accordance with Section 5.4 as if the amount of such remaining recoveries were Net Sales of Licensee in the Calendar Year in which the recoveries were received by Licensee. If Licensee fails to institute an action or proceeding and Pfizer exercises its right to prosecute such infringement pursuant to Section 8.2.1(b), any remaining recoveries shall be retained by Pfizer.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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9.          Confidentiality.

9.1           Definition.

“Confidential Information” of a Party means the terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates in connection with this Agreement, which are disclosed in writing or, if disclosed orally or visually, summarized in writing and provided to the receiving Party after disclosure. All Licensed Know-How and any other Know-How generated before or during the Term by Pfizer or any of its Affiliates with respect to the Compound or a Product shall be considered Pfizer’s and Licensee’s Confidential Information, with each of Pfizer and Licensee considered a disclosing Party and a receiving Party with respect thereto, and Pfizer may not rely on clause (b) or (d) with respect thereto. Confidential Information shall not include information that: (a) is, as of the Effective Date, or becomes, after the Effective Date, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any of its Recipients; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party to the receiving Party; (c) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information of the disclosing Party.

9.2           Obligations.

The receiving Party may use the disclosing Party’s Confidential Information only to exercise the receiving Party’s rights under this Agreement or perform the receiving Party’s obligations under this Agreement, or as necessary for an acquisition, investment or financing of the receiving Party or any of its Affiliates. The receiving Party will protect all of the disclosing Party’s Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the disclosing Party’s Confidential Information to its Affiliates, and its and their respective directors, officers, employees, subcontractors, agents and current and prospective sublicensees, permitted assignees, acquirers, financing sources, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement, or, with respect to acquirers, the applicable acquisition, or, with respect to investors or financing sources, the applicable investment or financing, provided such Recipients are bound by obligations of confidentiality and non-use of Confidential Information at least as restrictive as those set forth in this Agreement. All obligations of confidentiality and non-use under this Agreement shall survive expiration or termination of this Agreement for a period of five (5) years.

9.3           Exceptions.

9.3.1 Disclosure Required by Law. The receiving Party may disclose the disclosing Party’s Confidential Information as required under Applicable Laws, including any court order or other order of a Governmental Authority, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted; (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure; and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the disclosing Party’s Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’ s legal counsel.

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9.3.2 Disclosure to Assignee of Payments. In the event that Pfizer wishes to assign, pledge or otherwise transfer to a Third Party its rights to receive some or all of the Milestone Payments, Royalties or Transaction Completion Payment payable hereunder, Pfizer may, in connection with any such proposed assignment, disclose to such Third Party such Confidential Information of Licensee that is reasonably relevant to such assigned Milestone Payments, Royalties or Transaction Completion Payment, as applicable, provided that Pfizer shall hold such Third Party to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4           Right to Injunctive Relief.

Each Party agrees that breaches of this Article 9 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5           Ongoing Obligation for Confidentiality.

Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of the disclosing Party’ s Confidential Information for the sole purpose of (i) ascertaining its rights and responsibilities in respect of such information and (ii) exercising its rights that expressly survive the expiration or termination of this Agreement, and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

10.         Representations, Warranties and Covenants.

10.1        Representations and Warranties by Each Party.

Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

10.1.2 it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

10.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

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10.1.4 all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

10.1.5 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (a) conflict with or result in a breach of any provision of its organizational documents; (b) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (c) violate any Applicable Law.

10.2        Representations and Warranties by Pfizer.

With the exception of the claims described in Schedule G, Pfizer represents and warrants to Licensee as of the Effective Date that:

10.2.1 Pfizer or its Affiliates own all of the Licensed Patent Rights (with respect to each Inactive Case listed on Schedule E, solely to the extent such Inactive Case is determined by Licensee to be in force as of the Effective Date). All Active Cases in the Licensed Patent Rights in the Major Markets have been assigned to Pfizer or its Affiliates and assignment documents with respect to the U.S. Patent Rights have been executed and recorded in the relevant U.S. patent offices; as used herein, “Active Cases” means cases that are not designated by Pfizer as “Inactive” in the column labeled “Status” in Schedule E;

10.2.2 to Pfizer’s Knowledge, Pfizer or its Affiliates own all of the Licensed Know-how set forth on Schedule C;

10.2.3 to Pfizer’s Knowledge, Pfizer has the right to grant the licenses and other rights granted to Licensee under this Agreement with respect to the Licensed Patent Rights (with respect to any Inactive Case listed on Schedule E, solely to the extent such Inactive Case is determined by Licensee to be in force as of the Effective Date) and to the Know-How listed in Schedule C or required to be transferred by Pfizer to Licensee in accordance with Schedule D, including all applicable rights of its Affiliates in such Intellectual Property Rights, in each case free and clear of any rights of any Third Party that would be in conflict with the licenses and other rights granted to Licensee under this Agreement;

10.2.4 to Pfizer’s Knowledge, there is no ongoing, or threatened (in writing to Pfizer), litigation, opposition, reexamination, interference, reissue, revocation, nullification, post-grant review, nullity action or inter partes review involving any of the Active Cases in the Licensed Patent Rights in the Major Markets;

10.2.5 to Pfizer’s Knowledge, the Licensed Know-How, Licensed Patent Rights, Enabling Know-How and Enabling Patent Rights comprise all Know-How and Patent Rights owned by or licensed to Pfizer or any of its Affiliates that are necessary for Licensee to Exploit the Compound, and each Product, in the form in which it existed as of the Effective Date, in each Major Market, in the same manner that Pfizer Exploited such Compound or such Product prior to the Effective Date in such Major Market;

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10.2.6 to Pfizer’s Knowledge, there is no claim pending, or threatened (in writing to Pfizer), against Pfizer alleging that the Manufacture of the Compound in the Fields, or Commercialization of the Compound in Field 1, in the Territory infringes or misappropriates any Know-How or Patent Rights of any Third Party;

10.2.7 to Pfizer’s Knowledge, there is no claim pending or threatened by Pfizer alleging that a Third Party is or was infringing, misappropriating or otherwise violating any of the Licensed Patent Rights in the Fields in any country within the Territory;

10.2.8 to Pfizer’s Knowledge, no Third Party has challenged the extent, validity or enforceability of any of the Licensed Patent Rights in any Major Market;

10.2.9 to Pfizer’s Knowledge, other than (a) agreements that have been terminated or have expired by their terms, in each case prior to the Effective Date and (b) materials transfer agreements and compound transfer agreements (collectively, the “Terminated Agreements and MTAs”), neither Pfizer nor any of its Affiliates is a party to any agreement with a Third Party as of the Effective Date that would limit any license right granted to Licensee or its Affiliates under this Agreement, in each case, that would, but for such agreement, be included in the rights licensed to Licensee and its Affiliates pursuant to this Agreement;

10.2.10 to Pfizer’s Knowledge, all Compound transferred from Pfizer to Licensee that are set forth in Schedule H were, as of the date of such manufacture, manufactured in accordance with GMP;

10.2.11 to Pfizer’s Knowledge, each Regulatory Filing filed by Pfizer with respect to the Compound or any Product prior to the Effective Date was true, complete and accurate in all material respects and timely filed;

10.2.12 to Pfizer’s Knowledge, Pfizer and its Affiliates have complied with all Applicable Laws with respect to the Exploitation of the Compound prior to the Effective Date, except to the extent that failure to so comply would not materially and adversely affect the Exploitation of the Compound or any Product by or on behalf of Licensee;

10.2.13 to Pfizer’s Knowledge, Pfizer and its Affiliates have not received any written notice that indicates that (a) any of the Regulatory Filings are not in good standing with the relevant Regulatory Authorities or (b) any “clinical hold” or similar regulatory action is in effect with respect to the Compound or any Product; and

10.2.14 neither Pfizer nor, to its Knowledge, any of its members, officers, directors, employees, independent contractors, consultants, suppliers, agents or clinical investigators who performed Compound- or Product-related work on behalf of Pfizer: (a) has been charged with or convicted of any crime relating to the delivery of an item or service under any federal health care program, (b) is or has been debarred under 21 U.S.C. §335a, (c) is or has been debarred, excluded or suspended from participation in any federal health care program, (d) is or has been debarred by any other federal or international agency, or (e) has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable laws, including 21 U.S.C. §335a, or exclusion from participation in government programs under 42 U.S.C. § 1320a-7 or another applicable law. No actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to Pfizer’s Knowledge, threatened against Pfizer or any such officers, directors, employees, independent contractors, consultants, suppliers, agents or clinical investigators, and, to Pfizer’s Knowledge, there are no facts that would reasonably give rise to such an action.

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10.3        Representations, Warranties and Covenants by Licensee.

10.3.1 Licensee covenants to Pfizer that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

10.3.2 Licensee covenants to Pfizer that it will not use any units of Compound transferred by Pfizer under Article 3 in humans, except and to the extent that Licensee subsequently processes such units of Compound in accordance with Applicable Law, and provided that such units of Compound have met the requirements of any Regulatory Authority; and

10.3.3 Licensee covenants to Pfizer that Licensee shall use its Commercially Reasonable Efforts to execute the Development Plan on the timeline set forth therein; provided, however, that each Party acknowledges and agrees that the Development Plan and timelines therein may be updated pursuant to Section 4.6 and that the initial version of the Development Plan (including the timeline therein) does not reflect certain vital information that is not yet available, including input from the FDA, but that each updated Development Plan shall include the same amount of detail as in the draft of the Development Plan set forth in Schedule F as of the Effective Date.

10.4         Representations, Warranties and Covenants related to Compliance Laws.

Without limiting the generality of Section 10.3.1, Licensee shall comply with the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). Licensee represents and warrants that neither Licensee, nor its Affiliates, nor, to Licensee’s knowledge, any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Licensee or its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee, or any of its Affiliates, in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law. As used herein, “Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. As used in this Section 10.4, “government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

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10.5         No Action Required Which Would Violate Law.

In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause such Party to violate any Applicable Law, including the Compliance Laws.

10.6         No Other Warranties.

EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, ANY INFORMATION OR MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.         Indemnification.

11.1        Indemnification by Licensee.

Licensee and SpringWorks agree to indemnify, hold harmless and defend Pfizer and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Pfizer Indemnitees”), from and against any Third Party’s Claims to the extent arising or resulting from (a) the Exploitation or any other use of a Compound or Product by Licensee, its Affiliates, subcontractors or sublicensees, (b) the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates, subcontractors or sublicensees under this Agreement, (c) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement, or (d) breach by Licensee of the scope of the license set forth in Section 2.1, except, in each instance, to the extent that such Claim arose or resulted from the gross negligence or willful misconduct by any Pfizer Indemnitee; provided, however, that, if SpringWorks ceases to be Licensee’s Parent and it has assigned its obligations under this Article 11 to the Third Party involved in a Change of Control of Licensee or one of such Third Party’s Affiliates (mutatis mutandis), then SpringWorks shall no longer have any obligations under this Article 11. As used herein, “Claims” means collectively, any and all demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees sought by the relevant Third Party in connection with such demand, claim, action or proceeding or incurred by the relevant Indemnitee).

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11.2         Indemnification by Pfizer.

Pfizer agrees to indemnify, hold harmless and defend Licensee and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Licensee Indemnitees”), from and against any Third Party’s Claims to the extent arising or resulting from

(a)          product liability arising from any Development, Manufacture or use of the Compound or Products by or on behalf of Pfizer or its Affiliates, subcontractors or licensees prior to the Effective Date, (b) the Development, Manufacture, Commercialization or use of the Compound or any Product by Pfizer or its Affiliates, subcontractors, assignors or licensees (other than Licensee and its Affiliates and sublicensees) (i) in accordance with Pfizer’s retained rights in Section 2.3 or (ii) after the expiration or termination of this Agreement to the extent such Claim arose after the effective date of such termination or expiration, (c) the negligence, recklessness or wrongful intentional acts or omissions of Pfizer or its Affiliates (other than Licensee and its Affiliates and sublicensees) under this Agreement, (d) breach by Pfizer of any representation, warranty or covenant as set forth in this Agreement, (e) the Terminated Agreements and MTAs to the extent that any of the Terminated Agreements and MTAs limit any license right granted to Licensee or its Affiliates under this Agreement, or (f) any breach by Pfizer of any agreement assigned by Licensee to Pfizer in accordance with Section 13.5.2(c)(v) or 13.5.2(c)(vi), to the extent such breach first arose after the agreement was assigned to Pfizer and was not due to Pfizer’s (or its Affiliate’s) acts or omissions, except, in each instance, to the extent that such Claim arose or resulted from the gross negligence or willful misconduct by any Licensee Indemnitee.

11.3         Indemnification Procedure.

In connection with any Claim for which a Pfizer Indemnitee or a Licensee Indemnitee (the relevant “Indemnitee”) seeks indemnification from Licensee or SpringWorks or Pfizer, respectively, (the “Indemnitor”) pursuant to this Agreement, Pfizer or Licensee, respectively, shall: (a) give the Indemnitor prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnitor from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s request and expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnitor to control the defense and settlement of the Claim; provided, however, that the Indemnitor may not settle the Claim without Pfizer’s or Licensee’s, respectively, prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts any relevant Indemnitee’s rights or obligations. Further, Pfizer or Licensee, respectively, shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense. The Indemnitor shall not have any indemnity obligation with respect to any claim settled by an Indemnitee without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld or delayed.

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12.         Limitation of Liability.

12.1         Consequential Damages Waiver.

EXCEPT FOR A BREACH OF ARTICLE 9 OR OBLIGATIONS ARISING UNDER ARTICLE 11 OR PFIZER’S BREACH OF THE EXCLUSIVE LICENSE GRANTED TO LICENSEE PURSUANT TO SECTION 2.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.2         Liability Cap.

IN NO EVENT SHALL PFIZER’S AGGREGATE LIABILITY FOR DAMAGES IN CONNECTION WITH ANY OR ALL OF THE LICENSE AGREEMENTS EXCEED THE PFIZER CAP IN EFFECT AT THE TIME OF SUCH CLAIM FOR DAMAGES, REGARDLESS OF WHETHER PFIZER HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE); PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT PFIZER’S LIABILITY FOR DAMAGES RESULTING FROM ANY FRAUD OF PFIZER.

“Pfizer Cap” means an amount equal to (a) [***] U.S. Dollars ($[***]) plus (b) [***] U.S. Dollars ($[***]) plus (c) [***] U.S. Dollars ($[***]); provided, however, that (i) if the event described in clause (b) of this Section 12.2 has occurred and thereafter [***], then the Pfizer Cap applicable at the time of such termination shall immediately be decreased by [***] U.S. Dollars ($[***]) and/or (ii) if the event described in clause (c) of this Section 12.2 has occurred and thereafter [***], then the Pfizer Cap applicable at the time of such termination shall immediately be decreased by [***] U.S. Dollars ($[***]).

13.         Term; Termination.

13.1         Term.

The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire upon the last-to-expire Royalty Term, unless earlier terminated as provided herein. Upon expiration of the Royalty Term with respect to a Product in a country, the licenses granted to Licensee under this Agreement shall convert to perpetual, irrevocable, non-exclusive, fully paid up, non-royalty-bearing licenses with respect to such Product in such country and no other amounts shall be due by Licensee with respect to such Product in such country hereunder.

13.2         Termination for Cause.

Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event such other Party materially breaches any of its obligations hereunder and fails to cure such breach within sixty (60) days of receiving a notice describing such breach; provided, however, if such breach is capable of being cured, but cannot be cured within such sixty (60) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed sixty (60) days. All timeframes in this Section 13.2 shall be tolled until the resolution pursuant to Article 16 of any good faith dispute over the existence or nature of the breach, or over the adequacy of the cure thereof. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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13.3        Termination for a Bankruptcy Event.

Pfizer shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to Licensee. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against Licensee under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (any of the laws described in this clause (a), the “Bankruptcy Code”), where such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) Licensee assigns all or a substantial portion of its assets for the benefit of creditors, (c) a receiver or custodian is appointed for Licensee’s business and remains so appointed for at least ninety (90) days, (d) a substantial portion of Licensee’s business is subject to attachment or similar process for at least ninety (90) days, or (e) anything analogous to any of the events described in the foregoing clauses (a) through (d) occurs under the laws of any applicable jurisdiction.

13.4        Termination for Convenience.

At any time on or after the first (1st) anniversary of the Effective Date, Licensee shall have the right to terminate this Agreement for convenience upon thirty (30) days’ prior written notice to Pfizer.

13.5        Effects of Termination.

13.5.1 Termination by Licensee for Cause. If Licensee has the right to terminate this Agreement pursuant to Section 13.2 or Section 17.4, then Licensee may, by written notice to Pfizer sent on, before, or reasonably after the applicable cure period, elect to continue this Agreement or terminate this Agreement, with the consequences set forth in either Section 13.5.1(a) or Section 13.5.1(b), as applicable:

(a)          Continuation. In the event that Licensee elects to continue this Agreement, then all provisions of this Agreement shall remain in full force and effect without change.

(b)          Termination. In the event that Licensee terminates this Agreement pursuant to Section 13.2 or Section 17.4, the following shall apply:

(i)          Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b)(ii), the licenses granted to Licensee pursuant to Section 2.1; and

(ii)         Licensee Inventory. Licensee shall have the right to sell its remaining inventory of any Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments, and Transaction Completion Payments, as applicable, and Licensee is otherwise not in material breach of this Agreement.

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13.5.2 Termination by Pfizer for Cause, Bankruptcy Event; Termination by Licensee for Convenience. In the event that Pfizer terminates this Agreement pursuant to Section 13.2, Section 13.3 or Section 17.4, or Licensee terminates this Agreement pursuant to Section 13.4, the following shall apply:

(a)          Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease; and

(b)          Licenses.

(i)          Pfizer shall have a perpetual, irrevocable, worldwide, fully- paid up, royalty-free, exclusive right and license, with the right to grant sublicenses, under the Developed IP Controlled by Licensee, as it exists as of the effective date of termination, to use, Develop, Commercialize and Manufacture the Compound and Products, excluding Continuation Products.

(ii)         If requested by Pfizer during the notice period provided in Section 13.2 or Section 13.4, or at the time of termination pursuant to Section 13.3 or Section 17.4, (the “License Request”) Pfizer shall have a worldwide, royalty-bearing, exclusive right and license, with the right to grant sublicenses, under the Developed IP Controlled by Licensee, as it exists as of the effective date of termination, to use, Develop, Commercialize and Manufacture Continuation Products. From and after such termination, in the event Pfizer timely provided the License Request, to the extent that Pfizer or any of its Affiliates or sublicensees further Develops or Commercializes any Continuation Product in the Field for which the Development Stage was achieved for such Continuation Product pursuant to the table below,

Pfizer shall pay Licensee the royalties on Net Sales, mutatis mutandis, with respect to such Continuation Product at the applicable rate set forth in the following table, determined based on a Continuation Product-by-Continuation Product basis:

Development Stage of Continuation Product as of Effective Date of Termination	Royalty Rate
Full enrollment has been achieved with respect to the first Phase III Clinical Trial of the Continuation Product	[***]	%
An NDA has been filed with respect to the Continuation Product	[***]	%
A First Commercial Sale has occurred with respect to the Continuation Product	[***]	%

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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For avoidance of doubt, the royalties set forth above in this Section 13.5.2(b)(ii) are not incremental to the royalties set forth in Section 5.4, and the royalties set forth above in this Section 13.5.2(b)(ii) shall only apply to the Continuation Product(s) and no other product or Product that Pfizer may Develop, nor shall the royalties apply to Products that are outside of the Field of the Development

Stage achieved by such Continuation Product. For example, if an NDA had been filed for a Continuation Product in Field 1, but no Development Stage was achieved for any Products in Field 2, then [***], but royalties of [***] would be due to Licensee on Net Sales of such Products in Field 1. Such royalties shall be paid for the Continuation Product Royalty Term in accordance with the provisions of Sections 5.4, 5.5, 5.8, 5.9, 5.10 (to a bank account provided by Licensee) and 5.11, mutatis mutandis.

(c)          Transition. If Pfizer timely makes a License Request, then, within a reasonable period of time, at Pfizer’s sole option, the Parties shall negotiate in good faith a transition plan on commercially reasonable terms that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.5.2(c).

(i)          Continued Development. At Pfizer’s request, Licensee shall continue on-going Development of the Products in the Fields for a mutually agreed-upon period following termination of this Agreement, which period shall not be less than three (3) months unless otherwise agreed to by the Parties; provided, however, that if Pfizer chooses not to continue a Clinical Trial initiated by Licensee or if, for the safety of any subject, any Clinical Trial with respect to a Product should not be continued, Licensee shall be solely responsible for the cost of winding down such trial, including any costs arising from compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)         Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or reasonably useful for Pfizer to continue using, Developing, Commercializing and Manufacturing the Products.

(iii)        Regulatory Matters. At Pfizer’s request, Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals (including pricing approvals) and Regulatory Filings held by Licensee with respect to the Products, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals (including pricing approvals) and Regulatory Filings for the purpose of using, Developing, Commercializing and Manufacturing the Products. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to the Products, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the Products from Licensee to Pfizer.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(iv)        Trademarks. (A) Pfizer shall have an exclusive, fully paid- up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks Controlled by Licensee and associated with the Compound or Products solely for the purpose of using, Developing, Commercializing and Manufacturing the Products; (B) Pfizer shall also have a non-exclusive, fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use any trademarks or part thereof that use or incorporate Licensee or its Affiliate’s names solely to the extent required by a Regulatory Authority to be displayed to indicate manufacturing source or other identifying information with respect to the inventory described in clause (v) hereof; and (C) Pfizer and its Affiliates and sublicensees shall comply with Licensee’s reasonable trademark guidelines and quality control procedures negotiated between the Parties in good faith with respect to each of (A) and (B).

(v)         Inventory and Supply. At Pfizer’s request and expense, Licensee shall transfer to Pfizer (or its designee) all Products, and all components and in-process inventory with respect thereto, produced or held by Licensee as of the effective date of termination with respect to the Manufacture of Products, except as necessary to perform its obligations under Section 13.5.2(c)(i). At Pfizer’s request and expense, (A) if Licensee has sublicensed to a Third Party CMO the right to Manufacture the Products, Licensee shall, to the extent permitted by the applicable sublicense agreement, promptly assign such sublicense to Pfizer; provided, however, that (A) in no event shall Licensee be required to pay any fee in order to assign any contract under this Section 13.5.2(c)(v); and (B) if Licensee has not sublicensed the right to Manufacture the Products, Licensee shall continue to Manufacture or have Manufactured the Products for a period of not less than twelve (12) months, including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee the actual cost of Manufacturing associated with inventory and Products received by Pfizer pursuant to this Section 13.5.2(c)(v), plus ten percent (10%).

(vi)        Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the Products; provided, however, that in no event shall Licensee be required to pay any fee in order to assign any contract under this Section 13.5.2(c)(vi). With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

(d)          Licensee Inventory. In the event that Licensee terminates this Agreement pursuant to Section 13.4 and Pfizer elects not to initiate transition activities pursuant to Section 13.5.2(c), Licensee shall have the right to sell its remaining inventory of Products so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments, or Transaction Completion Payments owed to Pfizer, and Licensee is otherwise not in material breach of this Agreement.

13.6         Survival.

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 6, 9, 11, 12, 15, 16 and 17 and Sections 2.4, 2.5, 2.7, 5.12, 7.1, 7.2, 10.5, 10.6, 13.1, 13.5 and 13.6 shall survive expiration or termination of this Agreement.

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14.         Publicity; Publications.

14.1         Use of Names.

Subject to Pfizer’s rights pursuant to Section 13.5.2(c)(iv), and except as required by Applicable Law or permitted under any other agreement between Licensee or any of its Affiliates or investors, on the one hand, and Pfizer or any of its Affiliates, on the other hand, neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance; provided, however, that Licensee, and any of its Affiliates or sublicensees, may state publicly that Licensee has received, or been sublicensed under, a license from Pfizer to Exploit the Compound and Products.

14.2         Press Releases.

The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the rights granted hereunder, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the terms of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from (a) complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange, so long as the disclosing Party provides the other Party at least seven (7) Business Days prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange, or (b) making any disclosure permitted under any other agreement between Licensee or any of its Affiliates or investors, on the one hand, and Pfizer or any of its Affiliates, on the other hand.

14.3         Publications.

During the Term, each Party shall submit to the other Party for review and approval any proposed academic, scientific or medical publication or public presentation that contains the other Party’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology and Licensee’s commercial interests in the Compound and Products and determining whether any portion of the proposed publication or presentation containing such other Party’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to the reviewing Party no later than thirty (30) days before submission for publication or presentation (the “Review Period”). The reviewing Party shall provide its comments with respect to such publications and presentations within twenty (20) days of its receipt of such written copy, which comments the other Party shall reasonably consider. The Review Period may be extended for an additional thirty (30) days in the event the reviewing Party can, within twenty (20) days of receipt of the written copy, demonstrate reasonable need for such extension, including for the preparation and filing of patent applications. Each Party will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

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15.         Licensee Insurance.

15.1         Insurance Requirements.

As soon as practicable following the Effective Date (and in any event within twenty (20) Business Days after the Effective Date), Licensee will obtain and thereafter during the Term will maintain until the later of: (a) three (3) years after termination or expiration of this Agreement, or

(a)          the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Products by Licensee or any of its Affiliates or sublicensees have expired, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than five (5) million U.S. Dollars per occurrence and five (5) million U.S. Dollars in the aggregate. Licensee has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee’s liability hereunder. Such policies shall name Pfizer and its Affiliates as additional insured (usually for US, Canada, and Puerto Rico exposures) or indemnify Pfizer and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles for such insurance shall be assumed by Licensee.

15.2         Policy Notification.

Licensee shall provide Pfizer with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) within twenty (20) Business Days after the execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Licensee shall provide that Pfizer shall be given at least thirty (30) days written notice prior to cancellation, termination, or any material change to restrict the coverage or reduce the limits afforded.

16.         Dispute Resolution.

16.1         Arbitration.

16.1.1 General. Any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

16.1.2 Number of Arbitrators. The arbitration shall be settled by one (1) arbitrator who is neutral to the Parties, and the Parties shall endeavor to jointly appoint the arbitrator. If the Parties fail to jointly appoint the arbitrator within (15) fifteen days of the arbitration being initiated, the appointment shall be made by the American Arbitration Association.

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16.1.3 Powers of the Arbitrator.

(a)          The arbitrator is authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrator, such Party’s costs and expenses, including attorneys’ fees.

(b)          Except as set forth in Article 12, the arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute;

(c)          Any award by the arbitrator shall be subject to the limitations in Section 12.2;

(d)          The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrator may render an award on such issue.

(e)          In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

16.1.4 Confidentiality. Upon any initiation of an arbitration in accordance with this Article 16, the Parties shall negotiate in good faith a separate agreement governing the confidentiality of all information used or disclosed in such arbitration.

16.2        No Trial By Jury.

THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

17.         General Provisions.

17.1        Assignment.

Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in the event of a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

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17.2         Severability.

Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3         Governing Law.

This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Article 16 does not intend to deprive any court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the courts located in the Southern District of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts;

(a)          waives any claim that such proceedings have been brought in an inconvenient forum; and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party; and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid.

17.4         Force Majeure.

Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of any Government Authority or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or any other cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for two hundred seventy (270) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5         Waivers and Amendments.

The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

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17.6         Relationship of the Parties.

Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7         Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.8         Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Pfizer Inc.:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Fax: 646-348-8157
Attention: Senior Vice President, Business Development

With a copy (which shall not constitute notice) to:

Pfizer Inc.
New York, NY 10017
Fax: 646-348-8157
Attn: General Counsel

If to PPI:

Pfizer Products Inc.
235 East 42nd Street
New York, NY 10017
Fax: 646-348-8157
Attention: Senior Vice President, Business Development

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With a copy (which shall not constitute notice) to:

Pfizer Products Inc.
235 East 42nd Street
New York, NY 10017
Fax: 646-348-8157
Attention: General Counsel

If to Licensee:

SpringWorks Subsidiary 2, Inc.
100 Washington Blvd., 5th Floor
Stamford, CT 06902
Attn: Chief Executive Officer

With a copy (which shall not constitute notice) to:

SpringWorks Subsidiary 2, Inc.
100 Washington Blvd., 5th Floor
Stamford, CT 06902
Attn: General Counsel

If to SpringWorks:

SpringWorks Therapeutics, Inc.
100 Washington Blvd., 5th Floor
Stamford, CT 06902
Attn: Chief Executive Officer

With a copy (which shall not constitute notice) to:

SpringWorks Therapeutics, Inc.
100 Washington Blvd., 5th Floor
Stamford, CT 06902
Attn: General Counsel

17.9         Further Assurances.

Licensee and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.10         No Third Party Beneficiary Rights.

This Agreement is not intended to and shall not be construed to give any Third Party any third party beneficiary rights or other rights to enforce this Agreement or any provision contained herein or contemplated hereby.

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17.11        Entire Agreement.

17.11.1 This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.

17.11.2 In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.12        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13        Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.14        Waiver of Rule of Construction.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting, and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

SPRINGWORKS SUBSIDIARY 2, INC.

By:	/s/ Saqib Islam
Name:	Saqib Islam
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

PFIZER INC.

By:	/s/ Doug Giordano
Name:	Doug Giordano
Title:	Senior Vice President, Worldwide Business Development

SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

PFIZER PRODUCTS INC.

By:	/s/ Tiffany Trunko
Name:	Tiffany Trunko
Title:	Vice President and Assistant General Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

SPRINGWORKS THERAPEUTICS, INC.

(Solely for purposes of Article 11 and Sections 3.2 and 3.3)

By:	/s/ Saqib Islam
Name:	Saqib Islam
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT

SCHEDULE A

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule A-1

SCHEDULE B

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule B-1

SCHEDULE C

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule C-1

SCHEDULE D

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule D-1

SCHEDULE E

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule E-1

SCHEDULE F

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule F-1

SCHEDULE G

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule G-1

SCHEDULE H

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule H-1

SCHEDULE I

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule I-1

SCHEDULE J

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule J-1

SCHEDULE K

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule K-1